UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Philip Morris International Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(4)	Date Filed: March 24, 2016

2016 PROXY STATEMENT

And Notice of Annual Meeting of Shareholders

To be held on Wednesday, May 4, 2016

March 24, 2016

Dear Fellow Shareholder,

You are cordially invited to join us at the 2016 Annual Meeting of Shareholders of Philip Morris International Inc. (“PMI” or the “Company”) to be held on Wednesday, May 4, 2016, at 9:00 a.m., in the Empire State Ballroom at the Grand Hyatt New York, 109 East 42nd Street, New York, New York 10017-5579.

At this year’s meeting, we will vote on the election of twelve directors, the ratification of the selection of PricewaterhouseCoopers SA as the Company’s independent auditors, an advisory say-on-pay vote approving executive compensation and, if properly presented, two proposals from shareholders. There will also be a report on the Company’s business, and shareholders will have an opportunity to ask questions.

We anticipate that a large number of shareholders will attend the meeting. Because seating is limited, you may bring only one immediate family member as a guest. To attend the meeting, you must present an admission ticket and government-issued photographic identification. To request an admission ticket, please follow the instructions set forth on page 71 in response to Question 4.

The meeting facilities will open at 7:30 a.m. on May 4, 2016. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017-5579. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, laptops and other portable electronic devices, video and still cameras, pagers and pets will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules, which assist us in conducting a safe and orderly meeting.

Attached you will find a notice of meeting and proxy statement that contains additional information about the meeting, including the methods that you can use to vote your proxy, such as the telephone or Internet. As we did last year, we are mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy statement and 2015 Annual Report to Shareholders and vote online. Those shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. By furnishing this Notice, we are lowering costs and reducing the environmental impact of our Annual Meeting.

Your vote is important. We encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,	Sincerely,

LOUIS C. CAMILLERI CHAIRMAN OF THE BOARD	ANDRÉ CALANTZOPOULOS CHIEF EXECUTIVE OFFICER

For further information about the Annual Meeting, please call toll-free 1-866-713-8075.

PMI 2016 Proxy Statement • 1

PHILIP MORRIS INTERNATIONAL INC.

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	9:00 a.m. on Wednesday, May 4, 2016

Place	Empire State Ballroom Grand Hyatt New York 109 East 42nd Street New York, New York 10017-5579

Items of Business	(1)	To elect twelve directors.

	(2)	To ratify the selection of PricewaterhouseCoopers SA as independent auditors for the Company for the fiscal year ending December 31, 2016.

	(3)	To vote on an advisory resolution approving executive compensation.

	(4)	To vote on two shareholder proposals, if properly presented at the meeting.

	(5)	To transact other business properly coming before the meeting.

Who Can Vote

Only shareholders of record of shares of common stock at the close of business on March 11, 2016 (the “Record Date”) are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting. Each shareholder of record on the Record Date is entitled to one vote for each share of common stock held. On March 11, 2016, there were 1,551,245,297 shares of common stock issued and outstanding.

Voting of Proxies and Deadline for Receipt

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting. Proxies submitted by telephone or Internet must be received by 11:59 p.m., EDT, on May 3, 2016.

2015 Annual Report	A copy of our 2015 Annual Report is enclosed.

Date of Mailing	This notice and the proxy statement are first being mailed to shareholders on or about March 24, 2016.

Jerry Whitson

Deputy General Counsel and Corporate Secretary

March 24, 2016

WE URGE EACH SHAREHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE THE QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON. PLEASE NOTE THAT YOU MUST OBTAIN AN ADMISSION TICKET IN ORDER TO ATTEND THE MEETING. TO OBTAIN AN ADMISSION TICKET, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 71 IN RESPONSE TO QUESTION 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 4, 2016: The Company’s Proxy Statement and 2015 Annual Report are available at

www.pmi.com/investors.

2 • PMI 2016 Proxy Statement

PMI 2016 Proxy Statement • 3

GLOSSARY OF TERMS

Financial Terms:

▪	Net revenues exclude excise taxes.

▪

Operating Companies Income, or OCI, is defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity (income) or loss in unconsolidated subsidiaries, net.

▪	Adjusted OCI is defined as reported OCI adjusted for asset impairment, exit and other costs.

▪	OCI growth rates are on an adjusted basis.

▪	EPS stands for Earnings Per Share.

▪	Adjusted Diluted EPS is defined as reported diluted EPS adjusted for asset impairment and exit costs, discrete tax items and unusual items.

▪	Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Other Terms:

▪

Reduced-Risk Products, or RRPs, is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking cigarettes. Our RRPs are in various stages of development and commercialization, and we are conducting extensive and rigorous scientific studies to determine whether we can support claims for such products of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking cigarettes. Before making any such claims, we will rigorously evaluate the full set of data from the relevant scientific studies to determine whether they substantiate reduced exposure or risk. Any such claims may also be subject to government review and authorization, as is the case in the United States today.

▪	NEOs are Named Executive Officers and include our Chief Executive Officer, or CEO, and the five most highly compensated officers serving in 2015.

▪	PSUs are Performance Share Units.

▪	RSUs are Restricted Share Units, and may be issued in the form of deferred share awards.

▪	TSR stands for Total Shareholder Return.

▪	In this proxy statement, “PMI,” the “Company,” “we,” “us,” and “our” refer to Philip Morris International Inc. and its subsidiaries.

▪	We divide our markets into four geographic regions, which constitute our segments for financial reporting purposes:

–	The European Union, or EU, Region covers all the EU countries and also comprises Switzerland, Norway and Iceland, which are linked to the EU through trade agreements;

–	The Eastern Europe, Middle East & Africa, or EEMA, Region includes Eastern Europe, certain Balkan countries, Turkey, the Middle East and Africa and our international duty free business;

–	The Asia Region covers all other Asian markets as well as Australia, New Zealand and the Pacific Islands; and

–	The Latin America & Canada, or LA&C, Region covers the South American continent, Central America, Mexico, the Caribbean and Canada.

4 • PMI 2016 Proxy Statement

PROXY STATEMENT SUMMARY

This proxy statement contains proposals to be voted on at our Annual Meeting, and other information about our Company and our corporate governance practices. We provide below a brief summary of certain information contained in this proxy statement. The summary does not contain all of the information you should consider. Please read the entire proxy statement carefully before voting.

2015 Business Performance Highlights

As indicated below, despite continued global economic woes, we produced very strong currency-neutral results in 2015, comfortably exceeding all six of our performance targets. This performance was driven by our broad and balanced geographic footprint, and our industry-leading portfolio of international brands. The robust performance of Marlboro reflected the continued Architecture 2.0 roll-out, which is now deployed in approximately 100 markets and which propelled the world’s leading cigarette brand to share gains in all four of our regions since 2013. At the same time, we accelerated investment in our Reduced-Risk Product, iQOS, which we launched in selected cities in Switzerland, Russia, Portugal and Romania, and expanded geographically in Japan and Italy. We also laid the groundwork for launching iQOS in up to fourteen additional markets in 2016.

2015 Performance Targets and Results

PMI 2016 Proxy Statement • 5

PROXY STATEMENT SUMMARY

2015 Executive Compensation Highlights

Throughout the year, the Company engages in an extensive shareholder outreach program during which it seeks input on a range of matters, including executive compensation and corporate governance. In 2015, the Compensation and Leadership Development Committee substantially revamped our executive compensation program in response to specific concerns raised by certain institutional shareholders and to the 2015 shareholder vote of 63.3% in support of the advisory “say-on-pay” proposal, a level that the Committee believes was inadequate.

Historically, the Company’s equity awards consisted solely of time-based restricted shares or restricted share units. Under the new equity program used to grant equity awards earlier this year, 60% of the equity award target opportunity for our CEO and our other named executive officers are in the form of Performance Share Units that vest after a three-year cycle only to the extent that pre-established weighted performance metrics are achieved. The balance of the equity award target opportunity is in the form of Restricted Share Units. The Committee also adopted a formulaic approach for determining annual cash incentive awards. The most significant changes are summarized in the following chart:

OLD EQUITY PROGRAM	NEW EQUITY PROGRAM

RSUs were granted based on a Company stock business rating set at the Committee’s discretion based on its assessment of the Company’s total shareholder return over the prior three-year period relative to comparator groups, and on the individual’s performance rating, with vesting occurring automatically three years after grant (assuming continued employment).

The Committee establishes an equity award target opportunity for our CEO and each other NEO based on Company targets by salary grade and the executive’s performance rating during the preceding year. The Committee then grants the executive 40% of the target opportunity in the form of RSUs and 60% in the form of PSUs. PSUs vest at the end of the three-year performance cycle only to the extent pre-established performance goals are achieved, with the vesting percentage determined by formula. These goals are relative and absolute TSR versus the Company’s new Peer Group (weighted 50%), currency-neutral adjusted operating companies income growth (weighted 30%), and quantitative volume and market share targets that measure the success of PMI’s innovation for both Reduced-Risk Products and cigarettes (weighted 20%). (See pages 40 and 41.)

Rationale: The vesting of PSUs is formulaic and based on pre-established performance metrics, thus strengthening the link between pay and performance by incentivizing executives to achieve our mid-term objectives. RSUs provide retention value, while minimizing dilution compared to stock options. Each form of equity award, together with our rigorous share ownership requirements (see page 45), strongly aligns the long-term interests of executives and shareholders.

Dividend equivalents on RSUs were paid during the vesting period.

Dividend equivalents on RSUs will continue to be paid during the vesting period. Dividend equivalents on PSUs will be paid only at the end of the three-year performance cycle and only on shares that are earned.

Rationale: The Committee believes it is appropriate to pay dividend equivalents only on that portion of a PSU grant that ultimately is earned because the Company met or exceeded its pre-established performance targets.

6 • PMI 2016 Proxy Statement

PROXY STATEMENT SUMMARY

OLD CASH INCENTIVE PROGRAM	NEW CASH INCENTIVE PROGRAM

The cash incentive award was set based on the Committee’s quantitative and qualitative rating of performance, rather than on a fixed formula. Performance targets were pre-established, but they were not assigned specific weights, although typically they were given equal weight.

The cash incentive award will be set based on pre-established weighted performance metrics. These are share of top 30 OCI markets, constant currency net revenues growth, constant currency adjusted OCI growth, and progress against strategic initiatives, each weighted 15%, and constant currency adjusted diluted EPS growth and constant currency free cash flow growth, each weighted 20%. (See page 39.)

Rationale: The new fixed formula approach substantially limits the Committee’s discretion in determining the Company’s performance rating for cash incentive awards.

OLD TARGETED COMPENSATION LEVEL	NEW APPROACH
The old program was designed to deliver total direct compensation at the 75th percentile of the local market upon the attainment of targeted goals.

Under the new program, the Committee reviews local market and Peer Group data, but no longer targets total direct compensation at a specific percentile of the market. Instead, the Committee will set total direct compensation at levels that it believes necessary to attract and retain talented executives in a controversial industry and remain competitive with other consumer product companies.

This new approach follows the Committee’s decision, effective January 1, 2014, to reduce average total direct compensation (base salary, cash incentives and equity awards) by approximately 9-10% for our most senior executives. It also follows a four-year freeze in base salaries of Swiss-based executive officers during 2013-2016, other than to reflect promotions.

Rationale: This change responds to concerns that targeting compensation levels above the 50th percentile of the market may have a ratcheting-up effect on the market.

PMI 2016 Proxy Statement • 7

PROXY STATEMENT SUMMARY

2015 Governance Highlights

The Board continues to review and modify the Company’s governance practices as warranted. Significant modifications in 2015 were as follows:

Proxy Access. The Board adopted a by-law to permit an eligible shareholder or group of shareholders who have owned 3% or more of PMI’s shares for at least three years to nominate and include in our proxy statement director candidates to occupy up to 20% of the authorized Board seats.

Director Share Ownership. The Board adopted share ownership guidelines under which a non-employee director may not sell or otherwise dispose of PMI shares received pursuant to the annual share award (other than shares withheld from the grant to pay taxes) unless he or she continues after the disposition to own shares having an aggregate value of at least five times the then-current annual cash retainer. This requirement for director share ownership complements the rigorous share ownership guidelines the Company has had in place for executives since we became a public company. (See page 45.)

Hedging and Pledging of Company Securities. The Company enhanced its anti-hedging and anti-pledging rules. Directors and executive officers are not permitted to engage in the following types of transactions with respect to Company stock: short-term trading; short sales; hedging or other economically comparable transactions; holding the Company’s shares in margin accounts; and pledging the Company’s shares.

Independent Oversight of Political Spending and Lobbying. The Nominating and Corporate Governance Committee of the Board adopted a policy that requires periodic reporting by management to the Committee with respect to the Company’s lobbying and trade association activities and expenditures.

*    *    *

8 • PMI 2016 Proxy Statement

PROXY STATEMENT SUMMARY

Shareholder Agenda Items

Item 1 — Election of Directors

It is proposed that twelve directors be elected to hold office until the next Annual Meeting of Shareholders and until their successors have been elected. Under the heading “Election of Directors” you will find important information concerning the nominees, including their experience, skills and qualifications, and strengths they bring to the Board, and the process by which the Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named.

Item 2 — Ratification of the Selection of Independent Auditors

The Audit Committee has selected PricewaterhouseCoopers SA as the Company’s independent auditors for the fiscal year ending December 31, 2016, and has directed that management submit the selection of independent auditors to shareholders for ratification at the Annual Meeting. Shareholder ratification of the selection of PricewaterhouseCoopers SA as the Company’s independent auditors is not required by the Company’s by-laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers SA to the shareholders for ratification as a matter of good corporate practice.

Item 3 — Advisory Vote Approving Executive Compensation

We are asking our shareholders to approve, on an advisory basis, our named executive officers’ compensation as described in this proxy statement. This annual say-on-pay resolution gives our shareholders the opportunity to express their views on our NEOs’ compensation at each Annual Meeting of Shareholders.

Item 4 — Shareholder Proposal on Human Rights Policy

Item 5 — Shareholder Proposal on Mediation of Alleged Human Rights Violations

2016 Shareholder Vote Recommendations

The Board of Directors makes the following recommendations to shareholders:

	Board’s Recommendation	Page

Item 1: Election of Directors	FOR each nominee	18
Item 2: Ratification of the Selection of Independent Auditors	FOR	63
Item 3: Advisory Vote Approving Executive Compensation	FOR	64
Item 4: Shareholder Proposal on Human Rights Policy	AGAINST	65
Item 5: Shareholder Proposal on Mediation of Alleged Human Rights Violations	AGAINST	66

PMI 2016 Proxy Statement • 9

BOARD OPERATIONS AND GOVERNANCE

Board Responsibility and Meetings

The primary responsibility of the Board of Directors is to foster the long-term success of the Company, consistent with its statutory duty to the shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board holds regular meetings, typically during the months of February, March, May, June, September and December, and additional meetings when necessary. The organizational meeting follows immediately after the Annual Meeting of Shareholders. The Board held six regular meetings in 2015. The Board meets in executive session regularly with no members of management being present. Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend. During 2015, all nominees for director attended at least 75% of the aggregate number of meetings of the Board and all Committees on which they served, and each of the nominee directors attended the 2015 Annual Meeting of Shareholders.

The Board approves the Company’s annual budget each year and receives updates of the Company’s performance against the budget throughout the year. The Board also reviews and approves the Company’s three-year plan each year, typically in a session lasting a day and a half. The Board also regularly receives presentations on the Company’s longer-term objectives and plans.

Governance Guidelines, Policies and Codes

The Board has adopted Corporate Governance Guidelines. In 2014, the Audit Committee approved a substantial revision to the Company’s Code of Conduct. The revised document, known as the Guidebook for Success, is an interactive, plain language tool that describes the fundamental beliefs and attributes that unite and guide us in pursuing PMI’s goals, illustrates how to meet our commitments to these beliefs and attributes, and explains why it is critical to do so. The Guidebook applies to all employees, including the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller. The Board has also adopted a Code of Business Conduct and

Ethics that applies to directors. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has, had or may have a direct or indirect material interest. All of these documents are available free of charge on the Company’s website, www.pmi.com/governance, and will be provided free of charge to any shareholder requesting a copy by writing to the Corporate Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York 10017-5579.

The information on the Company’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the U.S. Securities and Exchange Commission.

Leadership Structure

The Board believes that no particular leadership structure is inherently superior to all others under all circumstances. It determines from time to time the structure that best serves the interests of the Company and its shareholders under the then-prevailing circumstances. Currently, Louis Camilleri serves as our Chairman, and André Calantzopoulos serves as our Chief Executive Officer.

As Chairman, Mr. Camilleri facilitates communication between the Board and management and assists the CEO in long-term strategy. He presides at all meetings of shareholders and of the Board and assists in the preparation of agendas and materials for Board meetings, working together with the Presiding Director, who approves the agendas before they are disseminated to the Board. Input is sought from all directors as to topics they wish to review. Because he was an employee of the Company until December 31, 2014, Mr.  Camilleri is not an independent Chairman. The Board has a Presiding Director as described immediately below.

Presiding Director

The non-management directors elect at the annual organizational meeting one independent director as the Presiding Director. The Presiding Director’s responsibilities are to:

▪	preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

▪	call meetings of the non-management directors as he or she deems necessary;

10 • PMI 2016 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

▪	serve as liaison between the Chief Executive Officer and the non-management directors;

▪	approve agendas and schedules for Board meetings;

▪	advise the Chairman and the Chief Executive Officer of the Board’s informational needs and approve information sent to the Board;

▪

together with the Chairman of the Compensation and Leadership Development Committee, communicate goals and objectives to the Chief Executive Officer and the results of the evaluation of his performance; and

▪	be available for consultation and communication if requested by major shareholders.

The Presiding Director is invited to attend all meetings of Committees of the Board. Lucio A. Noto currently serves as the Presiding Director.

Committees of the Board

The Board has established various standing Committees to assist with the performance of its responsibilities. These Committees and their current members are listed below. The Board designates the members of these Committees and the Committee Chairs at its organizational meeting following the Annual Meeting of

Shareholders, based on the recommendations of the

Nominating and Corporate Governance Committee. The Board has adopted written charters for each of these Committees and these charters are available on the Company’s website at www.pmi.com/governance. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings. Each Committee meets as often as it deems appropriate and each has sole authority to retain its own legal counsel, experts and consultants.

The Audit Committee, the Compensation and Leadership Development Committee, and the Nominating and Corporate Governance Committee each consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit Committee are financially literate and that Lucio A. Noto is an “audit committee financial expert” within the meaning set forth in the regulations of the Securities and Exchange Commission. No member of the Audit Committee, the Compensation and Leadership Development Committee or the Nominating and Corporate Governance Committee received any payments in 2015 from Philip Morris International Inc. or its subsidiaries, other than compensation received as a director.

PMI 2016 Proxy Statement • 11

BOARD OPERATIONS AND GOVERNANCE

Committees and 2015 Meetings	Current Members	Purpose, Authority and Responsibilities
AUDIT 2015 Meetings: 9	- Lucio A. Noto (Chair) - Werner Geissler - Jennifer Li - Jun Makihara - Stephen M. Wolf

Purpose: to assist the Board in its oversight of:

▪     the integrity of the financial statements and financial reporting processes and systems of internal control;

▪     the qualifications, independence and performance of the independent auditors;

▪    the internal audit function; and

▪     the Company’s compliance with legal and regulatory requirements.

Authority and Responsibilities:

▪     sole authority for appointing, compensating, retaining and overseeing the work of the independent auditors;

▪     evaluate the internal audit function;

▪    evaluate the compliance function;

▪    oversee cybersecurity risk assessment and management;

▪     review financial risk assessment and management;

▪    oversee the risk management of excessive or discriminatory taxation;

▪     oversee the risk management of illicit trade;

▪    oversee the risk management of judicial and regulatory disregard for the rule of law; and

▪     establish “whistleblower” procedures and review claims of improper conduct.

COMPENSATION AND LEADERSHIP DEVELOPMENT 2015 Meetings: 5	- Stephen M. Wolf (Chair) - Harold Brown - Werner Geissler - Lucio A. Noto - Robert B. Polet

Purpose:

▪     discharge the Board’s responsibilities relating to executive compensation;

▪    produce a report for inclusion in the proxy statement; and

▪     review succession plans for the CEO and other senior executives.

Authority and Responsibilities:

▪     review and approve the Company’s overall compensation philosophy and design;

▪    review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate his performance and determine and approve his compensation;

▪     review and approve the compensation of all executive officers;

▪    recommend to the Board compensation plans and administer and make awards under such plans and review the cumulative effect of its actions;

▪     monitor compliance by executives with our share ownership requirements;

▪    review and assist with the development of executive succession plans, evaluate and make recommendations to the Board regarding potential CEO candidates and evaluate and approve candidates to fill other senior executive positions;

▪    oversee the management of risks related to compensation design and payout;

▪     oversee talent management, particularly with respect to diversity and inclusion and talent development throughout the organization;

▪     review and discuss with management proposed disclosures regarding executive compensation matters; and

▪     recommend to the Board whether the Compensation Discussion and Analysis should be accepted for inclusion in the proxy statement and annual report.

FINANCE 2015 Meetings: 4	- Jennifer Li (Chair) - Harold Brown - Werner Geissler - Jun Makihara - Sergio Marchionne - Kalpana Morparia - Lucio A. Noto - Frederik Paulsen - Robert B. Polet - Stephen M. Wolf

Purpose, Authority and Responsibilities:

▪     monitor the Company’s financial performance and condition;

▪    oversee sources and uses of cash flow and capital structure;

▪     advise the Board on dividends, share repurchases and other financial matters;

▪    advise the Board on the Company’s long-term financing plans, short-term financing plans and credit facilities;

▪     oversee the management of the Company’s cash management function;

▪    oversee the management of the Company’s pension plans, including funded status and performance;

▪     oversee the management of the Company’s investor relations and stock market performance;

▪    oversee the management of the risks to the Company’s competitive position;

▪     oversee the management of the risks to the Company’s pricing strategies; and

▪    oversee the management of the risks of volatility in currency exchange rates.

12 • PMI 2016 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

Committees and 2015 Meetings	Current Members	Purpose, Authority and Responsibilities
NOMINATING AND CORPORATE GOVERNANCE 2015 Meetings: 4	- Kalpana Morparia (Chair) - Jennifer Li - Lucio A. Noto - Robert B. Polet - Stephen M. Wolf

Purpose:

▪      identify qualified candidates for Board membership;

▪     recommend nominees for election at the annual meeting;

▪      advise the Board on corporate governance matters; and

▪     oversee self-evaluation of the Board and each Committee.

Authority and Responsibilities:

▪      review qualifications of prospective candidates for director;

▪     consider performance of incumbent directors;

▪     make recommendations to the Board regarding director independence and the function, composition and structure of the Board and its Committees;

▪      oversee the Company’s lobbying and trade association activities and expenditures;

▪     recommend corporate governance guidelines; and

▪      review director compensation.

PRODUCT INNOVATION AND REGULATORY AFFAIRS 2015 Meetings: 3	- Harold Brown (Chair) - Werner Geissler - Jun Makihara - Sergio Marchionne - Kalpana Morparia - Frederik Paulsen - Robert B. Polet - Stephen M. Wolf

Purpose:

▪      monitor and review the development of new product strategies, with a particular focus on Reduced-Risk Products.

Authority and Responsibilities:

▪      monitor and review key legislative, regulatory and public policy issues;

▪     monitor and review the Company’s programs on societal alignment issues;

▪      oversee the management of the risks of changing consumer preferences and the

 Company’s ability to communicate to consumers;

▪      oversee the management of the risks associated with the Company’s efforts to develop and commercialize RRPs;

▪      oversee the management of the risks associated with product diversification; and

▪     meet with the Company’s Scientific Advisory Board to review scientific  developments.

PMI 2016 Proxy Statement • 13

BOARD OPERATIONS AND GOVERNANCE

Board Risk Oversight

Risk oversight is conducted both by the Committees of the Board with respect to their areas of responsibility as well as by the full Board. During 2015, management conducted a reassessment of strategic enterprise risk. As part of this reassessment, the senior management team identified and prioritized key business risks based on four risk dimensions: the impact a risk could have on the organization if it occurs, the likelihood a risk will occur, the velocity with which a risk would affect the organization if it occurs, and the interconnectivity of a risk with other risks. As part of the risk management process, the Company established a Corporate Risk Governance Committee (CRGC) comprising the CFO, the Vice President and Controller, the Vice President, Corporate Audit, and the Vice President and Chief Compliance Officer. Ownership of each of the prioritized risks was assigned to a member of senior management, and oversight of the management of each risk was assigned to a particular Board Committee or to the full Board. Management presented its findings to the Board at its December meeting. The risk management oversight by each Committee is indicated in the chart on pages 12 and 13. The full Board oversees the management of risks relating to the Company’s business plan and litigation, and it receives reports on risk management by each Committee. The roles of the various components of risk assessment, management and oversight are shown below.

PMI Risk Assessment, Management and Oversight

14 • PMI 2016 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Philip Morris International Inc., 120 Park Avenue, New York, New York 10017-5579. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

PMI 2016 Proxy Statement • 15

BOARD OPERATIONS AND GOVERNANCE

Summary of Corporate Governance Practices

The Nominating and Corporate Governance Committee of the Board reviews our corporate governance practices regularly and proposes modifications to our principles and other key governance practices as warranted for adoption by the Board. The following summarizes our key principles and practices and refers you to the pages of this proxy statement where you will find a more detailed discussion of various items:

▪	the Board has a policy providing that all directors are elected annually and by majority vote rather than by a plurality (see page 18);

▪

under our proxy access by-law, an eligible shareholder or group of shareholders who have owned 3% or more of PMI’s shares for at least three years may nominate and include in our proxy statement director candidates to occupy up to 20% of the authorized Board seats;

▪

the Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees consist entirely of independent directors, all other Board Committees consist entirely of non-management directors, and the Board has no executive committee;

▪	the Board elects the Chairman annually;

▪	the non-management directors elect the Presiding Director annually (see page 10);

▪	directors may be removed with or without cause;

▪	the non-management directors meet in executive session regularly without any members of management being present;

▪	the Board assesses its performance and the performance of Board Committees annually;

▪	PMI has not adopted a poison pill rights plan;

▪	the Board has adopted a clawback policy providing for the recovery of cash bonuses and equity compensation in appropriate circumstances (see page 45);

▪

the Board has adopted share ownership requirements and an anti-hedging policy for directors and executives intended to align their interests with those of our shareholders and to protect against inappropriate risk taking (see page 45);

▪	we do not gross up the limited perquisites we provide our named executive officers to offset their taxes on imputed income;

▪	the Philip Morris International Inc. 2012 Performance Incentive Plan includes a double-trigger feature to the vesting provisions following a change in control as described on page 59; and

▪

the Board has established independent oversight of political spending and lobbying that requires periodic reporting by management to the Nominating and Corporate Governance Committee with respect to the Company’s lobbying and trade association activities and expenditures.

16 • PMI 2016 Proxy Statement

ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors. These include whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment; the individual’s understanding of the Company’s global business and markets; the individual’s professional expertise and educational background; and other factors, including nationality and gender, that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent long-term shareholder interests through the exercise of sound judgment, using its breadth of knowledge and experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes, such as financial experience, global business experience and scientific expertise, as being particularly desirable to help meet specific Board needs.

In identifying candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, shareholders, management and others. The Committee does not distinguish between nominees recommended by shareholders and other nominees. From time to time, the Committee also retains search firms to assist in identifying candidates for director, gathering information about their background and experience, and acting as an intermediary with such candidates.

Shareholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. Our by-laws set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption “2017 Annual Meeting.”

In addition, our by-laws permit an eligible shareholder or group of shareholders who have owned 3% or more of PMI’s shares for at least three years to nominate and include in our proxy statement director candidates to occupy up to 20% of the authorized Board seats.

Recommendations of the Board

It is proposed that twelve directors be elected to hold office until the next Annual Meeting of Shareholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and each was elected by the shareholders at the 2015 Annual Meeting. The Board believes that the experience, qualifications, attributes and skills of each of the nominees presented qualify them to deal with the complex global, regulatory and financial issues that the Company faces, and that the Board as a whole provides a breadth of knowledge, international experience, intellectual rigor and willingness to face tough issues. Three-quarters of the nominees, two of whom are women, are non-U.S. nationals. Ten different nationalities are represented, underscoring the global perspective of the Board taken as a whole.

The Board has experienced a healthy level of director refreshment since our spin-off in 2008. Five of the original directors continue to serve on the Board. Of the remaining members of the Board, one joined in 2010, two in 2011, one in 2013, two in 2014 and one in 2015. The average tenure of the Company’s directors is 5.5 years.

In recommending and nominating Mr. Marchionne, the Nominating and Corporate Governance Committee and the Board, respectively, took note of Mr. Marchionne’s membership on various boards of directors. The Board unanimously recommends Mr. Marchionne for his significant and valuable contributions to its deliberations.

PMI 2016 Proxy Statement • 17

ELECTION OF DIRECTORS

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s by-laws to reduce the number of directors.

The Board recommends a vote FOR each of

the nominees identified below.

Independence of Nominees

After receiving the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that each of the following nominees for director is independent of and has no material relationship with the Company: Harold Brown, Werner Geissler, Jennifer Li, Jun Makihara, Kalpana Morparia, Lucio A. Noto, Frederik Paulsen, Robert B. Polet and Stephen M. Wolf. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in the Corporate Governance Guidelines, which are available on the Company’s website at www.pmi.com/governance. Each of the above-named nominees qualifies as independent under these standards.

Due to the initial public offering by Ferrari N.V. and Mr. Marchionne’s becoming the chairman of that company, the Company now measures the materiality of its sponsorship agreement with Ferrari against the gross revenues of Ferrari, rather than those of its much larger former parent, Fiat Chrysler Automobiles. As a result, Mr. Marchionne no longer qualifies as independent under the Company’s categorical standards of director independence.

The sponsorship agreement with Ferrari began in 1984, well before Mr. Marchionne became CEO of Fiat in 2004.

The agreement and its renewals have been negotiated on an arms-length basis with executives of Ferrari, and Mr. Marchionne has not been involved in any aspect of the negotiations or the agreement. The Nominating and Corporate Governance Committee has reviewed the sponsorship as a Related Person Transaction (see page 69) and determined that it is in the best interests of the Company.

In making the affirmative determination that Ms. Morparia is independent, the Board considered the fact that the Company has routine commercial relationships with J.P. Morgan Chase, the parent company of Ms. Morparia’s employer. Payments by the Company to J.P. Morgan Chase are immaterial and Ms. Morparia has no direct or indirect material interest in these routine commercial relationships. Ms. Morparia has never represented J.P. Morgan Chase in connection with its provision of services to the Company, the Company has no commercial relationship with Ms. Morparia’s employer, and her compensation is not affected by any banking relationship between the Company and J.P. Morgan Chase.

Majority Vote Standard in Uncontested Elections

All directors are elected annually. The Company’s by-laws provide that, where the number of nominees for director does not exceed the number of directors to be elected, directors shall be elected by a majority rather than by a plurality vote. Under applicable law, a director’s term extends until his or her successor is duly elected and qualified. Thus, an incumbent director who fails to receive a majority vote would continue to serve as a holdover director. To address that possibility, our Corporate Governance Guidelines require a director who receives less than a majority of the votes cast to offer to resign. The Nominating and Corporate Governance Committee would then consider, and recommend to the Board whether to accept or reject, the offer.

18 • PMI 2016 Proxy Statement

ELECTION OF DIRECTORS

Director Nominees

					Current Committee Membership
Nominee	Director Since	Nationality	Experience and Qualifications Highlights	Independent	Audit	Compensation and Leadership Development	Finance	Nominating and Corporate Governance	Product Innovation and Regulatory Affairs
Harold Brown	2008	USA	▪ Civic Leadership ▪ Geopolitical and Governmental Affairs ▪ Science and Technology ▪ Academic and Research	✓		✓	✓		Chair

André Calantzopoulos	2013	Greece / Switzerland	▪ Senior Executive ▪ Tobacco Industry ▪ Operations ▪ Global Business

Louis C. Camilleri	2008	UK	▪ Senior Executive ▪ Tobacco Industry ▪ Operations ▪ Financial ▪ Global Business

Werner Geissler	2015	Germany	▪ Global Consumer Products ▪ Senior Executive ▪ Operations ▪ Financial ▪ Civic Leadership	✓	✓	✓	✓		✓

Jennifer Li	2010	China	▪ Senior Executive ▪ Financial ▪ Technology ▪ Global Business	✓	✓		Chair	✓

Jun Makihara	2014	Japan	▪ Global Business ▪ Global Finance	✓	✓		✓		✓

Sergio Marchionne	2008	Italy / Canada	▪ Senior Executive ▪ Financial ▪ Law ▪ Global Automotive Business				✓		✓

Kalpana Morparia	2011	India	▪ Senior Executive ▪ Global Finance ▪ Law ▪ Risk Management	✓			✓	Chair	✓

Lucio A. Noto	2008	USA	▪ Senior Executive ▪ Operations ▪ Financial ▪ Global Business	✓ (Presiding Director)	Chair	✓	✓	✓

Frederik Paulsen	2014	Sweden	▪ Global Pharmaceutical ▪ Senior Executive/ Entrepreneur ▪ Civic Leadership ▪ Academic and Research	✓			✓		✓

PMI 2016 Proxy Statement • 19

ELECTION OF DIRECTORS

Director Nominees

					Current Committee Membership
Nominee	Director Since	Nationality	Experience and Qualifications Highlights	Independent	Audit	Compensation and Leadership Development	Finance	Nominating and Corporate Governance	Product Innovation and Regulatory Affairs

Robert B. Polet	2011	Netherlands	▪ Senior Executive ▪ Global Consumer and Luxury Products ▪ Marketing	✓		✓	✓	✓	✓

Stephen M. Wolf	2008	USA	▪ Senior Executive ▪ Global Business ▪ Operations	✓	✓	Chair	✓	✓	✓

20 • PMI 2016 Proxy Statement

ELECTION OF DIRECTORS

Director Nominees

HAROLD BROWN
Primary Occupation: Counselor, Center for Strategic and International Studies Director since: 2008 Age: 88

Professional Experience:

Dr. Brown has been a Counselor at the Center for Strategic and International Studies since 1992. He was a partner of Warburg Pincus, a leading private equity firm, from 1990 until his retirement in 2007. Previously, he was Chairman of the Foreign Policy Institute at The Johns Hopkins University School of Advanced International Studies. Dr. Brown is President Emeritus of the California Institute of Technology and served as Secretary of Defense for the United States from 1977 through 1981.

Other Directorships and Associations:

Dr. Brown is a member of the board of directors of Chemical Engineering Partners, Inc. and is president emeritus and life trustee of the California Institute of Technology, a member of the North American Group of the Trilateral Commission and a trustee emeritus of the RAND Corporation. Dr. Brown served as a director of Altria Group, Inc. from 1983 to April 2003, and again from December 2004 to March 2008.

PMI Board Committees:

Dr. Brown is Chair of the Product Innovation and Regulatory Affairs Committee and a member of the Compensation and Leadership Development and Finance Committees.

Director Qualifications:

Dr. Brown combines a scientist’s intellect with an extensive knowledge and unique experience of international geopolitical and governmental affairs that are of particular benefit to the Board in his role as Chair of the Product Innovation and Regulatory Affairs Committee.

ANDRÉ CALANTZOPOULOS
Primary Occupation: Chief Executive Officer Director since: 2013 Age: 58

Professional Experience:

Mr. Calantzopoulos became our Chief Executive Officer immediately following our Annual Meeting of Shareholders on May 8, 2013. He served as our Chief Operating Officer since our spin-off on March 28, 2008, and until becoming CEO. Mr. Calantzopoulos served as PMI’s President and Chief Executive Officer between 2002 and the date of our spin-off. He joined the Company in 1985 and worked extensively across Central Europe, including as Managing Director of PM Poland and President of the EEMA Region.

Director Qualifications:

Mr. Calantzopoulos’s intellect and all-encompassing knowledge of the Company serve him well as CEO and as a member of the Board. He has played an instrumental role in numerous key initiatives, including critical innovative developments, such as the new architecture that has revitalized the Marlboro brand, new product development, including Reduced-Risk Products, and revamped adult consumer engagement activities that drove our broad-based market share gains in both OECD and non-OECD markets.

PMI 2016 Proxy Statement • 21

ELECTION OF DIRECTORS

LOUIS C. CAMILLERI
Primary Occupation: Chairman of the Board Director since: 2008 Age: 61

Professional Experience:

Mr. Camilleri is our Chairman, having served as our Chairman and Chief Executive Officer from our spin-off in 2008 until the 2013 Annual Meeting of Shareholders. Mr. Camilleri remained as Chairman and an employee of the Company following the 2013 Annual Meeting. He retired effective December 31, 2014, and continues to serve as a non-employee Chairman. Before our spin-off, Mr. Camilleri was Chairman and Chief Executive Officer of Altria Group, Inc., positions he had held since 2002. From November 1996 to April 2002, he served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. He had been employed continuously by Altria Group, Inc. and its subsidiaries (including Philip Morris International Inc.) in various capacities since 1978.

Other Directorships and Associations:

Mr. Camilleri is a director of América Móvil, S.A.B. de C.V. and Ferrari N.V. He previously served on the Board of Telmex International SAB from December 2009 to April 2011. Mr. Camilleri was a director of Kraft Foods Inc. from March 2001 to December 2007 and was Kraft’s Chairman from September 2002 to March 2007.

Director Qualifications:

Mr. Camilleri’s extensive and detailed knowledge of the Company and the tobacco industry and an incisive strategic view, combined with his transparency and open-mindedness, serve him well in his ongoing role as Chairman of the Board.

WERNER GEISSLER
Primary Occupation: Operating Partner, Advent International Director since: 2015 Age: 62

Professional Experience:

Mr. Geissler served as Vice Chairman and Special Advisor to the Chairman and CEO of Procter and Gamble until his retirement on December 31, 2014. He joined that company in 1979 and served in various capacities, including President, Northeast Asia, from 2001 to 2004, Group President, Central and Eastern Europe, Middle East and Africa, from 2004 to 2007, and Vice Chairman, Global Operations, from 2007 to 2014.

Other Directorships and Associations:

Mr. Geissler is a director of the Goodyear Tire and Rubber Company.

PMI Board Committees:

Mr. Geissler is a member of the Audit, Compensation and Leadership Development, Finance, and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

Mr. Geissler has a keen knowledge of the global consumer products business, having served as a senior consumer products executive in many of the Company’s most important markets and regions.

22 • PMI 2016 Proxy Statement

ELECTION OF DIRECTORS

JENNIFER LI
Primary Occupation: Chief Financial Officer, Baidu, Inc. Director since: 2010 Age: 48

Professional Experience:

Ms. Li joined Baidu, Inc., the largest Internet search engine in China and the third-largest independent search engine in the world, in March 2008, as Chief Financial Officer, responsible for a wide range of corporate functions, including Finance, Human Resources, International Operations, Marketing, Communications and Purchasing. Previously, from 1994 to 2008, she held a number of senior finance positions at various General Motors companies in China, Singapore, the United States and Canada, rising to Chief Financial Officer of GM’s business in China and Financial Controller of the North American Operations of GMAC.

PMI Board Committees:

Ms. Li is the Chair of the Finance Committee and a member of the Audit and Nominating and Corporate Governance Committees.

Director Qualifications:

Ms. Li’s strong financial expertise, experience in a fast-growing, high-tech business and Asian background strengthen the Board’s depth and global perspective.

JUN MAKIHARA
Primary Occupation: Retired Businessman Director since: 2014 Age: 58

Professional Experience:

Mr. Makihara was employed at Goldman, Sachs & Co. from 1981 to 2000, during which time he was a General Partner for six years, working in New York, Los Angeles, and Tokyo. During his tenure in Tokyo, he was co-head of the Investment Banking Group and the Japanese Equities Group and also served as co-branch manager. Subsequently, he was Chairman of Neoteny Co., Ltd., a Japanese venture incubator until 2015.

Other Directorships and Associations:

Mr. Makihara is a director of Monex Group, Inc. and Shinsei Bank, Ltd. He is a member of the Governing Board of St. Albans School in Washington, D.C., and a board member of the Japan Society in New York. He also served on the board of RHJ International S.A. from 2005 to 2014.

PMI Board Committees:

Mr. Makihara is a member of the Audit, Finance, and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

Mr. Makihara brings to the Board his deep experience in finance, an entrepreneurial spirit, and a thorough knowledge of business in Asia, one of the Company’s most important segments.

PMI 2016 Proxy Statement • 23

ELECTION OF DIRECTORS

SERGIO MARCHIONNE
Primary Occupation: Chief Executive Officer, Fiat Chrysler Automobiles N.V. Chairman, Ferrari N.V. Chairman, CNH Industrial N.V. Director since: 2008 Age: 63

Professional Experience:

Mr. Marchionne is Chief Executive Officer of Fiat Chrysler Automobiles N.V., having become a member of the Board of Directors of a predecessor of that company, Fiat S.p.A., in May 2003. He is also Chairman of Ferrari N.V. and CNH Industrial N.V. Mr. Marchionne has been a member of the Board of SGS S.A. since May 2001, serving as the Chief Executive and Managing Director from 2002 to 2004 and Chairman since March 2006. Mr. Marchionne is a director of Exor S.p.A., an investment company that, directly or indirectly, holds significant equity investments in Fiat Chrysler and CNH. Mr. Marchionne is a chartered accountant and lawyer who, since beginning his career in 1983, has held executive positions at several firms prior to assuming his current positions.

Other Directorships and Associations:

Mr. Marchionne was a member of the Board of Directors of UBS from 2007 to 2010.

PMI Board Committees:

Mr. Marchionne serves on the Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

Trained as both a lawyer and an accountant and currently the chief executive of an international automotive manufacturer, Mr. Marchionne brings strategic insights and a hands-on multi-disciplinary approach to the Board, along with experience in many of the same international markets in which the Company does business.

KALPANA MORPARIA
Primary Occupation: Chief Executive Officer, J.P. Morgan India Private Ltd. Director since: 2011 Age: 66

Professional Experience:

Ms. Morparia assumed her current position with J.P. Morgan India Private Ltd. in 2008, and is a member of J.P. Morgan’s Asia Pacific Management Committee. Prior to joining J.P. Morgan India, Ms. Morparia served as Joint Managing Director of ICICI Bank, India’s second-largest bank, from 2001 to 2008 and the Vice Chair of ICICI’s insurance and asset management business from 2007 to 2008.

Other Directorships and Associations:

Ms. Morparia is a director of Dr. Reddy’s Laboratories Ltd. and Hindustan Unilever Limited.

PMI Board Committees:

Ms. Morparia is Chair of the Nominating and Corporate Governance Committee and is a member of the Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

With her strong executive leadership experience in finance, and her deep knowledge of international business, Ms. Morparia provides a keen perspective on economies in Asia.

24 • PMI 2016 Proxy Statement

ELECTION OF DIRECTORS

LUCIO A. NOTO
Primary Occupation: Managing Partner, Midstream Partners, LLC Director since: 2008 Age: 77

Professional Experience:

Mr. Noto assumed his current position with Midstream Partners, LLC in March 2001. He retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of the Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation. Mr. Noto had been employed by Mobil continuously since 1962.

Other Directorships and Associations:

Mr. Noto is a director of Penske Automotive Group, Inc. He also served on the boards of IBM from 1995 to 2008, Altria Group, Inc. from 1998 to 2008, Shinsei Bank from 2005 to 2008, Commercial International Bank from 2006 to 2009 and RHJ International S.A. from 2011 to 2015.

PMI Board Committees:

Mr. Noto is the Presiding Director, the Chair of the Audit Committee and a member of the Compensation and Leadership Development, Finance and Nominating and Corporate Governance Committees.

Director Qualifications:

As the former chief financial officer and chief executive officer of a large, multi-national oil company, together with his past governance experience serving on the boards and audit committees of a number of major international companies, Mr. Noto brings an extensive knowledge of internal controls and risk assessment to his Audit Committee role and a strong “hands-on” approach as Presiding Director.

FREDERIK PAULSEN
Primary Occupation: Chairman, Ferring Group Director since: 2014 Age: 65

Professional Experience:

Dr. Paulsen has been Chairman of the Ferring Group, a research-driven, specialty biopharmaceutical group, since 1988, having joined that company in 1976.

Other Directorships and Associations:

Dr. Paulsen is a member of the boards of MGIMO University in Moscow, Russia, and the Pro Universitate of the Christian Albrechts University in Kiel, Germany, and a trustee of the Salk Institute of Biological Research in La Jolla, California, USA.

PMI Board Committees:

Dr. Paulsen is a member of the Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

Dr. Paulsen’s substantial experience as head of a successful multinational biopharmaceutical group, together with his scientific background, bring a unique perspective to the Company’s critical efforts to develop Reduced-Risk Products.

PMI 2016 Proxy Statement • 25

ELECTION OF DIRECTORS

ROBERT B. POLET
Primary Occupation: Chairman, Safilo Group S.p.A. Chairman, Rituals BV Chairman, NSG Apparel BV Director since: 2011 Age: 60

Professional Experience:

Mr. Polet is currently serving as Chairman of Safilo Group S.p.A. He was President, Chief Executive Officer and Chairman of the Management Board of the Gucci Group from 2004 until March 2011. Previously, Mr. Polet spent 26 years in the Unilever Group in a variety of executive roles, including President of Unilever’s Worldwide Ice Cream and Frozen Foods division, Chairman of Unilever Malaysia, Chairman of Van den Bergh and Executive Vice President of Unilever’s European Home and Personal Care division.

Other Directorships and Associations:

Mr. Polet is a director of RELX Group plc and William Grant & Sons Limited.

PMI Board Committees:

Mr. Polet serves on the Compensation and Leadership Development, Finance, Nominating and Corporate Governance, and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

In his previous position, Mr. Polet was responsible for managing such global luxury brands as Gucci, Bottega Veneta, Yves Saint Laurent, Boucheron, Balenciaga, Sergio Rossi, Alexander McQueen and Stella McCartney. He brings to the Board his considerable entrepreneurial business experience in the global luxury business and his deep executive background running major consumer packaged goods businesses, as well as his extensive knowledge of global markets.

STEPHEN M. WOLF
Primary Occupation: Managing Partner, Alpilles, LLC Director since: 2008 Age: 74

Professional Experience:

Mr. Wolf has been Managing Partner of Alpilles, LLC since April 2003. Previously, he was Chairman of US Airways Group from November 2001 to April 2003, and Chief Executive Officer of US Airways, Inc. from January 1996 to November 1998. Prior to joining US Airways, he had served since August 1994 as senior advisor in the investment banking firm of Lazard Frères & Co., LLC. From 1987 to July 1994, he was Chairman and Chief Executive Officer of UAL Corporation and United Air Lines, Inc.

Other Directorships and Associations:

Mr. Wolf is Chairman of the Advisory Board of Trilantic Capital Partners and a director of Fiat Chrysler Automobiles N.V. Mr. Wolf served as Chairman of R.R. Donnelley & Sons Company from 2004 to 2014. From 1993 to 2008, Mr. Wolf served as a director of Altria Group, Inc. He is a trustee emeritus of the Brookings Institute.

PMI Board Committees:

Mr. Wolf is Chair of the Compensation and Leadership Development Committee and a member of the Audit, Finance, Nominating and Corporate Governance, and the Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

As a former chief executive officer of four New York Stock Exchange listed companies, and with experience on the boards of a number of companies, Mr. Wolf provides a strong focus in his position as Chair of the Compensation and Leadership Development Committee in ensuring that the Company has the right compensation processes in place and programs to develop future leaders.

26 • PMI 2016 Proxy Statement

COMPENSATION OF DIRECTORS

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of shareholders.

The Nominating and Corporate Governance Committee periodically benchmarks director compensation against the Company’s Peer Group (discussed on page 44), considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view to attracting and retaining qualified directors. Based on the latest available data, total compensation for the Company’s non-employee directors ranked in the top quartile of the Company’s Peer Group.

At his request, Dr. Paulsen serves as a director without compensation. Except for the Chairman, all other non-employee directors receive an annual cash retainer of $125,000 and a retainer of $5,000 for each Committee of which they are a member. The Chairman receives an annual cash retainer of $1.25 million. The Presiding Director receives an additional annual retainer of $25,000 and the chairs of each Committee receive an additional annual retainer of $35,000 for services rendered in connection with those responsibilities. Directors do not receive meeting fees or stock options.

Summary of Directors’ Compensation

PMI provides competitive compensation levels to attract and retain high-quality non-employee directors, and it uses a substantial component of equity-based compensation.

Compensation levels are benchmarked to our Peer Group.

Annual cash retainer:	$125,000
Annual equity award:	$175,000
Chairman annual cash retainer:	$1,250,000
Chairman annual equity award:	$1,250,000
Presiding Director retainer:	$25,000
Committee Chair retainer:	$35,000
Committee member retainer:	$5,000
Committee meeting fees:	None
Stock Options:	None

The Chairman’s compensation reflects the Committee’s view of the value he brings to the Company, based on his deep knowledge of our business acquired during his 38 years of service to the Company and its former affiliates. It also reflects his substantial time commitment in fulfilling the duties of Chairman.

Pursuant to the 2008 PMI Stock Compensation Plan for Non-Employee Directors, each non-employee director then in office (except for Dr. Paulsen) received an annual share award on May 6, 2015, of shares of common stock having a value of $175,000 on the date of grant (2,098 shares of common stock with a value of $83.435 per share). As a non-employee Chairman, Mr. Camilleri received an annual share award having a value of $1.25 million.

A non-employee director may not sell or otherwise dispose of PMI shares received pursuant to the annual share award (other than shares withheld from the grant to pay taxes) unless he or she continues after the disposition to own PMI shares having an aggregate value of at least five times the then-current annual cash retainer. The Company’s anti-hedging and anti-pledging policies also apply to non-employee directors. (See page 45.)

PMI 2016 Proxy Statement • 27

COMPENSATION OF DIRECTORS

The following table presents the compensation received by the non-employee directors for fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Personal Use of Company Aircraft ($) (a)	Car Expenses ($) (b)	All Other Compensation ($)	Total ($)
Harold Brown	175,000	175,000	_	_	_	350,000
Louis C. Camilleri	1,250,000	1,250,000	179,742	30,334	_	2,710,076
Werner Geissler (c)	140,333	233,333	_	_	_	373,666
Jennifer Li	175,000	175,000	_	_	_	350,000
Jun Makihara	140,000	175,000	_	_	_	315,000
Sergio Marchionne	144,417	175,000	_	_	_	319,417
Kalpana Morparia	175,000	175,000	_	_	_	350,000
Lucio A. Noto	200,333	175,000	_	_	_	375,333
Frederik Paulsen (d)	_	_	_	_	_	_
Robert B. Polet	145,000	175,000	_	_	_	320,000
Stephen M. Wolf	185,000	175,000	_	_	_	360,000

(a)

For reasons of security and personal safety, PMI requires Mr. Camilleri to use Company aircraft for all travel. The amounts shown are the incremental cost of personal use of Company aircraft to PMI and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. Mr. Camilleri has agreed to reimburse the Company for his personal usage of Company aircraft to the extent that the aggregate incremental cost of such usage exceeds $200,000 per fiscal year. He is responsible for his own taxes on any imputed taxable income resulting from personal use of Company aircraft.

(b)

The amount shown for Mr. Camilleri includes the incremental cost of personal use of driver services that PMI provided for reasons of security and personal safety. Mr. Camilleri is responsible for his own taxes on any imputed taxable income resulting from car expenses.

(c)	Mr. Geissler joined the Board on January 1, 2015 and received a prorated stock award for the period January 1, 2015 through May 5, 2015.

(d)	At his request, Dr. Paulsen serves as a director without compensation.

Non-employee directors may also elect to defer the award of shares of common stock and all or part of the annual and Committee retainers. Deferred fee amounts are “credited” to an unfunded account and may be “invested” in eight “investment choices,” including a PMI common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the PMI Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account.

The Company reimburses non-employee directors (other than Dr. Paulsen) for their reasonable expenses incurred in attending Board of Directors, Committee and shareholder meetings and other corporate functions, including travel, meals and lodging. Non-employee directors (other than Dr. Paulsen) also are covered by business travel and accident insurance, which the Company maintains for their benefit when they travel on Company business, as well as group life insurance.

28 • PMI 2016 Proxy Statement

STOCK OWNERSHIP INFORMATION

Ownership of Equity Securities

The following table shows the number of shares of common stock beneficially owned as of March 11, 2016, by each director, nominee for director and named executive officer, and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director, nominee for director and executive officer, and of the directors, nominees for director and executive officers as a group, is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (1)
Harold Brown	49,762
André Calantzopoulos	749,554
Louis C. Camilleri	833,340
Marc Firestone	202,179
Werner Geissler	3,374
Martin King	148,523
Jennifer Li	15,182
Jun Makihara	5,028
Sergio Marchionne	61,832
Kalpana Morparia	8,920
Lucio A. Noto	91,456
Jacek Olczak	224,403
Matteo Pellegrini	268,888
Frederik Paulsen	–
Robert B. Polet	10,449
Stephen M. Wolf	76,529
Miroslaw Zielinski	207,575
Group (27 persons)	3,817,796

(1)

Includes shares of deferred stock as follows: Dr. Brown, 31,755; Mr. Calantzopoulos, 241,170; Mr. Camilleri, 15,526; Mr. Firestone, 93,860; Mr. King, 44,800; Mr. Makihara, 3,668; Mr. Noto, 51,878; Mr. Olczak, 84,500; Mr. Wolf, 53,207; Mr. Zielinski, 54,980; and group, 985,324. Also includes 17,085 shares as to which beneficial ownership is disclaimed by Mr. Noto (shares held by spouse). Also includes 1,360 shares as to which beneficial ownership is disclaimed by Mr. Makihara (shares held by spouse). Also includes 18,007 shares held in trust as to which Dr. Brown shares voting and/or investment power with others and as to which he has not disclaimed beneficial ownership.

In addition to the shares shown in the table above, as of March 11, 2016, those directors who participate in the Company’s director deferred fee program had the following PMI share equivalents allocated to their accounts: Mr. Makihara, 2,320; Mr. Noto, 81,387; and Mr. Wolf, 28,056. See “Compensation of Directors” on page 28 for a description of the deferred fee program for directors.

PMI 2016 Proxy Statement • 29

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding on March 11, 2016
Capital Research Global Investors A division of Capital Research and Management Company (CRMC) 333 South Hope Street Los Angeles, CA 90071	82,643,113 (1)	5.33%
Capital World Investors A division of Capital Research and Management Company (CRMC) 333 South Hope Street Los Angeles, CA 90071	85,672,531 (2)	5.52%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	87,191,965 (3)	5.62%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	94,208,305 (4)	6.07%

(1)

According to a Schedule 13G/A, dated February 9, 2016, filed with the U.S. Securities and Exchange Commission on February 16, 2016, by Capital Research Global Investors presenting the number of shares as of December 31, 2015.

(2)

According to a Schedule 13G, dated February 10, 2016, filed with the U.S. Securities and Exchange Commission on February 12, 2016, by Capital World Investors presenting the number of shares as of December 31, 2015.

(3)

According to a Schedule 13G/A, dated January 22, 2016, filed with the U.S. Securities and Exchange Commission on January 27, 2016, by BlackRock, Inc. presenting the number of shares as of December 31, 2015.

(4)

According to a Schedule 13G/A, dated February 10, 2016, filed with the U.S. Securities and Exchange Commission on February 11, 2016, by The Vanguard Group presenting the number of shares as of December 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2015 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except that Mr. Geissler’s initial filing inadvertently omitted 457 shares. Upon learning of this omission, Mr. Geissler promptly reported ownership of these shares.

30 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Discussion and Analysis outlines the changes in the design of our executive compensation program components, the objectives and principles upon which they are based, our 2015 performance and the resulting decisions of the Compensation and Leadership Development Committee to reflect that performance in setting compensation for the Chief Executive Officer, the other named executive officers, and the other members of our senior management team.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee consists entirely of non-management directors, all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation and Leadership Development Committee Charter, which is available on the Company’s website at www.pmi.com/governance. The members of the Committee are: Stephen M. Wolf (Chair), Harold Brown, Werner Geissler, Lucio A. Noto and Robert B. Polet. The Committee met five times in 2015. The Chair of the Committee, in consultation with the other members, sets meeting agendas. The Committee reports its actions and recommendations to the Board.

Program Design, Philosophy and Objectives

Our compensation and benefits program supports our business and financial objectives. The program’s components are set and periodically reviewed by the Committee. In 2015, the Committee adopted substantial changes to the program, as set forth in this Compensation Discussion and Analysis. Each component of our new program is designed to achieve one or more of the following objectives:

▪	to support our ability to attract, develop and retain world-class leaders in a controversial industry;

▪	to align the interests of executives and shareholders;

▪	to reward performance;

▪	to support long-term business growth, superior financial results, societal alignment and integrity of conduct;

▪	to promote internal fairness and a disciplined assessment of performance; and

▪	to align executive incentives with our risk management objectives.

These objectives provide the framework for the various components of compensation and benefits and take into account the specific nature of our business. Together, these elements form an aggregate package that is intended to be appropriately competitive. The design of the overall package encompasses the following features:

▪	a mix of fixed and “at-risk” compensation: the higher the organizational level of the executive, the lower the fixed component of the overall compensation and benefits package;

▪	a mix of annual and long-term compensation and benefits to appropriately reward the achievement of both annual and long-term goals and objectives;

▪	a mix of cash and deferred equity compensation that seeks to discourage actions that are solely driven by the share price at any given time to the detriment of PMI’s long-term strategic goals; and

▪

an optimal balance of equity compensation, without using stock options, and with significant share ownership requirements, to align the interests of executives and shareholders while remaining mindful of the potential dilutive nature of equity compensation on shareholder value.

Under our new compensation program, the Committee reviews local market and Peer Group data, but no longer targets total direct compensation at a specific percentile of the market. Instead, the Committee sets total direct compensation at levels that it believes necessary to attract and retain talented executives in a controversial industry and remain competitive with other consumer product companies.

PMI 2016 Proxy Statement • 31

COMPENSATION DISCUSSION AND ANALYSIS

Components of Our Total Direct Compensation Program

The three components of total direct compensation are base salary, annual performance-based variable cash awards and variable equity awards. We also provide our executives retirement benefits and limited perquisites.

Our total direct compensation program emphasizes pay-for-performance, and the one component that is fixed for a given year, base salary, constitutes the smallest portion of executive compensation. See page 34 for the target compensation mix of our NEOs in 2015. The key characteristics and key objectives of each component of our compensation program, as restructured in 2015, are as follows:

Component	Key Characteristics	Key Objective

Base Salary	▪ Fixed component of compensation reflecting the scope of the executive’s role, performance and market pay practices.	▪ Intended to provide sufficient competitive base pay to attract, develop and retain world-class leaders.

Incentive Compensation (IC) Awards

▪ Annual performance-based variable cash award for meeting or exceeding pre-established performance goals.

▪ Under our new program, the Company’s incentive compensation business rating will be determined by a fixed formula that measures the Company’s results against pre-established and pre-weighted performance targets (see page 39). The final award will be determined by multiplying the executive’s base salary by the IC business rating and by the executive’s IC target and individual performance rating.

▪ Intended to motivate executives to meet or exceed our performance goals and strategic objectives in a given fiscal year.

Equity Awards

▪ Long-term variable equity award that contributes to all six of the Committee’s program design objectives while minimizing share dilution and protecting against excessive risk taking.

▪ Amount of each award is determined by multiplying the executive’s base salary by the target percentage for that salary grade, and then by the executive’s individual performance rating, plus or minus 10 percentage points, for the most recently completed year.

– for the 2016-2018 performance cycle, 60% of the award was granted in the form of PSUs that vest at the end of the cycle to the extent that pre-established and pre-weighted performance goals are achieved (see pages 40-41).

– for the 2016-2018 performance cycle, 40% of the award was granted in the form of RSUs that vest at the end of the three-year cycle (assuming continued employment).

▪ Intended to motivate our executives to produce results that enhance sustainable shareholder value and strengthen the Company over the long-term.

32 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Changes in Compensation Structure

Last Year’s Say-on-Pay Vote: Following the 2015 vote in which only 63.3% of our shareholders supported our advisory say-on-pay proposal, the Committee substantially changed the Company’s compensation program. It adopted a fixed formula approach that substantially limits the Committee’s discretion in determining the Company’s performance rating for annual cash incentive awards and in determining the size of equity awards. It added a new long-term equity award, the PSU, that vests at the end of a three-year cycle only to the extent pre-established and pre-weighted performance goals are achieved. Dividend equivalents will be paid on PSUs only at the end of the three-year cycle and only on earned shares.

The new PSUs reflect performance in several ways. First, an executive’s award opportunity over the three-year cycle is based on his or her prior-year performance rating. Second, the number of shares that vest at the end of the cycle is determined by the Company’s performance during that cycle against pre-established objective quantified metrics: relative and absolute Total Shareholder Return, currency-neutral compound annual adjusted OCI growth, and the Company’s performance against specific product innovation targets. (See pages 40-41 for details.) Finally, the value of the shares that vest depends on changes in the price of the Company’s shares during the three-year performance cycle.

Other Recent Changes in Executive Compensation Levels and Mix: The Committee determined, effective January 1, 2014:

▪	to consider increases to the base salaries of the executive officers (16 persons currently) every two years instead of annually;

▪

to modify the variable compensation mix for salary grades 28 through 18 to increase the equity component relative to the cash component to better reflect market practices and to further enhance the focus of senior executives on longer-term performance and to better align the interests of executives and shareholders, while remaining mindful of our objective to minimize equity dilution; and

▪

to reduce total variable compensation targets for all employees in grades 28 through 14, resulting in average reductions in total targeted direct compensation (base salary, cash incentive compensation and equity awards) of approximately 9-10% for the most senior executives.

In 2016, for the fourth year in a row, the Committee determined not to increase the base salaries of the Swiss-based executive officers, other than to reflect promotions.

PMI 2016 Proxy Statement • 33

COMPENSATION DISCUSSION AND ANALYSIS

Target Compensation Mix

All of our named executive officers are in salary grades 28 to 25. Our CEO is the only employee in salary grade 28, and no employee is in salary grade 27. The target compensation mix for 2015 and for 2016 is shown in the following chart:

In February 2016, the Committee granted equity awards for the 2016-2018 performance cycle. It also established performance targets for the 2016 annual incentive compensation awards that are payable in February 2017. Award targets as a percentage of base salary for our CEO and our named executive officers are as follows:

	2016 Cash Incentive Target	2016-18 Equity Award Target (40% RSUs/60% PSUs)
CEO	200%	600%
Marc Firestone	125%	275%
Martin King	100%	175%
Jacek Olczak	125%	275%
Miroslaw Zielinski	100%	175%

Our CEO and each of our NEOs receive 40% of the equity award in the form of RSUs and 60% in the form of PSUs. The award targets as a percentage of base salary are the same as those used for cash incentive and equity awards in 2015.

34 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Use of Equity Awards Versus Stock Options: Equity awards are made in the form of RSUs and PSUs, rather than stock options, because these forms of awards:

▪	establish a relationship between our cost and the value ultimately delivered to our executives that is more direct and more visible than is the case with stock options; and

▪	require the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual Company run rate (number of stock awards granted in the calendar year as a percentage of all shares outstanding) in 2015 of 0.10% and a total 2015 year-end overhang (number of unexercised stock options and unvested stock awards as a percentage of all shares outstanding) of 0.37%.

As a result, our run rate and overhang each compares favorably to those of our Peer Group.

PMI 2016 Proxy Statement • 35

COMPENSATION DISCUSSION AND ANALYSIS

2015 Company Performance and Targets

The Committee determined the 2015 cash incentive IC business rating based on 2015 results versus performance metrics pre-established by the Committee. Each of the performance targets set by the Committee was based on achieving the Company’s original 2015 operating budget approved by the Board. The budget and the targets reflected appropriately ambitious but realistic performance goals.

2015 Results: Despite continued global economic woes, we produced very strong currency-neutral results in 2015, comfortably exceeding all six of our performance targets. This performance was driven by our broad and balanced geographic footprint, and our industry-leading portfolio of international brands. The robust performance of Marlboro reflected the continued Architecture 2.0 roll-out, which is now deployed in approximately 100 markets and which propelled the world’s leading cigarette brand to share gains in all four of our regions since 2013. At the same time, we accelerated investment in our Reduced-Risk Product, iQOS, which we launched in selected cities in Switzerland, Russia, Portugal and Romania, and expanded geographically in Japan and Italy. We also laid the groundwork for launching iQOS in up to fourteen additional markets in 2016.

Cigarette Volume (excluding acquisitions): Fell by only 1.0%, well above the performance target of minus 2.7%. This was one of our best volume performances in recent years, driven largely by moderating consumption declines in EEMA and the EU, market share gains, and the impact of favorable inventory movements.

Share of Top 30 OCI Markets: We registered a growing or stable share in 20 of our top 30 OCI markets, exceeding our target of 18 markets, with growth in the

EU, EEMA, and LA&C Regions of 0.1, 0.3, and 0.5 percentage points, respectively, and stable share in Asia, ending the year with a market share of 38.0% in our top 30 OCI markets, up 0.7 percentage points from 2014.

Net Revenues (excluding excise taxes, currency and acquisitions): Net revenues reflected constant currency growth, excluding acquisitions, of 5.8%, well above our target of 3.3% growth. This strong result was driven in part by increased pricing of $2.1 billion.

Adjusted OCI (excluding currency and acquisitions): Constant currency adjusted OCI, excluding acquisitions, was up 6.6%, above our target of 6.2% growth, as unfavorable volume/mix and incremental investments were more than offset by robust pricing.

Adjusted Diluted EPS (excluding currency): Our 12.0% constant currency growth far exceeded our target of 8.8%.

Free Cash Flow: Constant currency free cash flow increased 35.2% above last year, far outpacing our target of 9.9%. This result was driven by higher net earnings and a number of working capital initiatives implemented during the year.

IC Business Performance Rating: The Committee employed the following pre-established matrix that assigned a rating of 100 correlating to attaining the targeted performance. Ratings for each factor can range from 0 to 150. The percentages indicated for cigarette volume, net revenues, adjusted OCI, adjusted diluted EPS, and free cash flow represent growth versus 2014 results. Actual results are shown in the blue boxes. The Committee weighted the first four performance factors at 15% each, with a weighting of 20% given to the final two factors.

36 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2015 Performance Versus Target Ranges
				Target
Rating:	0	40 ... 80		90	100		110	120	130		140		150

Measure(a)

Cigarette Volume(b)	<(4.9%)	(4.9%)	(3.6%)	(3.1%)	(2.7%)		(2.3%)	(1.8%)	(1.2%)	(1.0%)	(0.5%)		0.6%

Market Share (Top 30 OCI(c) Markets)	<8	8	14	16	18		20	22	24		27		30

Net Revenues(d)	<0.1%	0.1%	2.2%	2.9%	3.3%		3.7%	4.1%	4.7%		5.3%	5.8%	6.4%

Adjusted OCI(e)	<2.6%	2.6%	4.8%	5.7%	6.2%	6.6%	6.7%	7.5%	8.4%		9.3%		10.7%

Adjusted Diluted EPS(f)	<4.4%	4.4%	6.9%	8.0%	8.8%		9.6%	10.3%	11.1%		11.9%	12.0%	13.7%

Free Cash Flow(g)	<2.8%	2.8%	5.7%	6.9%	9.9%		13.0%	14.0%	15.2%		16.4%		18.1%	35.2%

(a)	For a reconciliation of non-GAAP to GAAP financial measures see Exhibit B to this proxy statement.

(b)	Excluding acquisitions.

(c)	Number of top 30 OCI markets in which share was growing or stable.

(d)	Excluding excise taxes, currency and acquisitions.

(e)	Excluding currency and acquisitions.

(f)	Excluding currency.

(g)	Net cash provided by operating activities less capital expenditures and excluding currency.

Application of the above formula resulted in a preliminary IC business rating of 132.25 as shown in the table below:

2015 Preliminary IC Business Rating
Measure	Performance Rating	Weight	Weighted Performance Rating

Cigarette Volume	132	15%	19.80

Market Share (Top 30 OCI Markets)	110	15%	16.50

Net Revenues	145	15%	21.75

Adjusted OCI	108	15%	16.20

Adjusted Diluted EPS	140	20%	28.00

Free Cash Flow	150	20%	30.00

Preliminary IC Business Rating: 132.25

PMI 2016 Proxy Statement • 37

COMPENSATION DISCUSSION AND ANALYSIS

After it determined the preliminary IC business rating by application of the above quantitative formula, the Committee evaluated our performance both quantitatively and qualitatively on the following key strategic initiatives:

▪

our commercialization of iQOS, with launches in selected cities in Switzerland, Russia, Portugal and Romania, in addition to geographic expansion in Japan and Italy, represented a major milestone in our efforts to provide adult smokers innovative Reduced-Risk Products, and capped a year of great progress with respect to the commercialization, scientific assessment and regulation of these products;

▪

the continuation of a bold new chapter for the Marlboro brand, following the roll-out of Architecture 2.0, which is now available in approximately 100 markets and which has reinforced the brand’s visual identity through a modern, minimalistic and soft tactile effect pack, while enhancing the smoking experience through the new Firm Filter™ technology, and through a continued stream of innovations, resulting in the brand’s overall robust performance and share gains in each of our four regions since 2013;

▪

the continued transformation of our commercial organization, which has been implemented in 60 markets, to create a new strategic framework for adult smoker-focused marketing and sales and improved trade engagement, resulting in favorable share performance across most markets and a sustainable competitive advantage;

▪	sustained progress towards improving excise tax structures, which continued to gain momentum in most of the world;

▪	the sustained progress on key business development initiatives, most notably in North Africa, the Middle East and sub-Saharan Africa;

▪

our continued efforts to pursue comprehensive, evidence-based regulation governing the manufacture, marketing, sale, use and taxation of tobacco products, and to argue against extreme measures that are not based on sound evidence of a public health benefit, while acknowledging intensifying regulatory challenges;

▪	our continuation of a comprehensive plan to further improve organizational effectiveness;

▪	our progress in reducing illicit trade in a number of markets;

▪

our continued efforts and results in improving our environmental record, particularly noting that we were named by the “Carbon Disclosure Project” as one of only two consumer staples companies and the only tobacco company in the S&P 500 Index on the Climate “A” List for top performers in addressing climate change and reducing carbon footprints, and earned a 100% score for the quality and transparency of our reporting;

▪	our continued progress in addressing child and migrant labor issues associated with tobacco farming;

▪

our continued progress in nurturing and developing our talent pool and future leadership and increasing our diversity, as demonstrated by our being recognized by Top Employer Institute as one of Europe’s top employers for the third year in a row and by the Foundation “equal-salary” with an “equal salary certification” in Switzerland; and

▪	our robust control, compliance and integrity programs.

In addition, the Committee considered our setbacks, specifically: in Japan, where our market share remained under pressure due to significant competitor activities; in Mexico, where a challenging economic environment led to significant downtrading; in Australia and Ukraine, where we also faced significant downtrading to the lowest price segment; and in Korea and Malaysia, where disruptive tax increases were implemented.

As a result of this evaluation, the Committee decreased the preliminary IC business rating to 130.

38 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In addition to certifying the IC business rating, the Committee rated each executive officer’s personal performance during 2015. Individual ratings can range from 0% to 150%. To assure a disciplined, fair and equitable assessment, individual performance ratings were calibrated to reflect each executive’s contribution to the overall results of the Company. Application of the following formula then determined the cash incentive award for each named executive officer in 2015.

Incentive Compensation Award Formula

IC Award	=	Base Salary	X	Individual Target % (varies by grade)	X	IC Business Rating (0%-150%)	X	Individual Rating (0%-150%)

2016 Incentive Compensation (IC) Awards: For 2016, the Committee retained five of the six performance metrics used in 2015. It replaced the cigarette volume metric with a more formalized assessment of the Company’s performance against key strategic initiatives and it assigned greater weighting to the adjusted diluted EPS and free cash flow factors. Thus, the 2016 incentive compensation awards will be determined as follows:

2016 IC Business Rating
Measure	Weight
Market Share (Top 30 OCI Markets)	15%
Net Revenues (a)	15%
Adjusted OCI (b)	15%
Adjusted Diluted EPS (c)	20%
Free Cash Flow (d)	20%
Progress Against Strategic Initiatives on a 0-150 Scale	15%

(a)  Excluding excise taxes, currency and acquisitions.

(b)  Excluding currency and acquisitions.

(c)  Excluding currency.

(d)  Net cash provided by operation activities less capital expenditures and excluding currency.

Each of the 2016 performance targets reflects the Company’s 2016 budget approved by the Board, with a performance factor of 100 equating to achieving budgeted, or in certain cases, better than budgeted, results. The full range of potential results is reflected in a pre-established matrix that will generate an overall performance factor rating for 2016. In addition to pre-establishing a formula for grading our results against the performance factors, the Committee pre-established the weights for each factor. These steps respond to the concern of some shareholders that the Committee had excessive discretion in establishing performance ratings.

PMI 2016 Proxy Statement • 39

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Awards: Historically, the Committee granted restricted shares or units as its only tool to provide long-term equity incentives to senior executives. The size of RSU grants was based on our TSR over a rolling three-year period relative to the returns of our compensation survey group, our tobacco peer group, and the S&P 500 Index. Once granted, the RSUs were strictly time-based, generally vesting three years after the date of the award, provided the recipient continued to be employed by the Company. Under the new equity award formula, which was used in February 2016 to grant RSUs and PSUs to our CEO and each NEO, the Committee established each such executive officer’s equity award target opportunity based on Company targets by salary grade, which are unchanged from the levels established in 2014, and the individual’s performance rating during the preceding year, plus or minus 10 percentage points. The Committee then granted the individual 40% of the award opportunity in the form of time-based RSUs and 60% in the form of performance-based PSUs.

Equity Award Grant Formula

Equity Award Target Opportunity (40% RSU & 60% PSU)	=	Base Salary	X	Individual Target % (varies by grade)	X	Individual Rating (0%-150%)

PSU Performance Metrics: The Committee established three metrics for determining the number of PSUs that will vest at the end of the 2016-2018 performance cycle. The first measure, which is weighted at 50%, is the Company’s Total Shareholder Return during the three-year cycle relative to the Peer Group and on an absolute basis. The second measure, which is weighted at 30%, is the Company’s currency-neutral compound annual adjusted OCI growth rate over the cycle, excluding acquisitions. The final measure, which is weighted 20%, is the Company’s performance against specific volume and market share measures of PMI’s innovation for both Reduced-Risk Products and cigarettes during the performance cycle. The Committee believes that these performance measures are the most appropriate factors in terms of incentivizing senior management to produce results that enhance sustainable shareholder value and strengthen the Company over the long term.

The aggregate of the weighted performance factors for the three metrics will determine the percentage of PSUs that vest at the end of the three-year performance cycle. Each vested PSU entitles the participant to one share of common stock. An aggregate weighted PSU performance factor of 100 will result in the targeted number of PSUs being vested. The minimum percentage of PSUs that can vest is zero, while the maximum is twice the targeted number.

TSR Performance Factor. The TSR performance factor, which determines 50% of the PSU payout, will be calculated based on the Company’s three-year rolling TSR versus the Company’s new Peer Group (see page 44 for a discussion of the new Peer Group). To adjust for market volatility, the TSR calculations will be based on the average of the 20 trading days immediately before the start of the performance cycle and the last 20 trading days of the performance cycle. To reflect that several members of the Peer Group are primarily listed on foreign stock exchanges and report their financial results in different currencies, the Company will measure the TSRs for those companies by using the price performance of their publicly traded American Depository Receipts (“U.S. ADRs”). The use of U.S. ADRs will avoid the need to adjust the TSRs of non-U.S. Peers to reflect currency changes, and will increase transparency by enabling shareholders to directly observe such TSRs. The TSR performance factor for the 2016-2018 performance cycle will be calculated relative to the Peer Group in accordance with the following schedule, with linear interpolation for results between the 25th and 85th percentiles:

	PMI TSR as a Percentile of Peer Group	Performance Factor
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	85th percentile and above	200%

40 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In addition to evaluating our relative TSR, if the Company’s absolute TSR for the performance cycle is zero or less, the Committee will cap the TSR performance factor at target or less. This approach would limit rewards for a performance cycle in which we performed in line with, or better than, the Peer Group, but shareholders did not realize a positive return.

Adjusted Currency-Neutral OCI Growth Performance Factor. The adjusted OCI growth performance factor for the 2016-2018 performance cycle, which determines 30% of the PSU performance factor, will be the compound annual growth rate of the Company’s currency-neutral adjusted OCI as shown below, with linear interpolation for results between the percentages shown:

Three-Year Adjusted OCI CAGR (excluding currency and acquisitions)

	Result	Performance Factor
Below Threshold	<4%	0%
Threshold	4%	50%
Target	7%	100%
Maximum	11%	200%

The 7% growth that equates to a performance factor of 100% is the mid-point of our mid-term adjusted currency-neutral OCI growth target of 6% to 8%.

Innovation Performance Factor. The Board, the Committee and management consider the success of the Company’s innovation for both RRPs and cigarettes to be vital to the Company’s long-term success. Accordingly, the Committee has established innovation metrics that will account for 20% of the PSU performance factor over the 2016-2018 cycle. The innovation factors are formulaic, and set specific volume and market share targets and performance factors for innovative RRP and cigarette products. The Committee established the targets at what it believes are appropriately ambitious levels that reflect the Company’s Board-approved three-year plan. Because these targets are competitively sensitive, we will not disclose them at this time.

PSU Vesting Mechanics. At the end of the three-year performance cycle, the Company’s performance factor for each of the three metrics will be calculated and then weighted, resulting in an overall PSU performance factor from 0-200%. This percentage will be applied to the executive’s target PSU award to determine the number of shares of common stock to be issued to the executive.

The Committee may adjust the PSU performance metrics if appropriate to reflect significant unplanned acquisitions or dispositions.

PMI 2016 Proxy Statement • 41

COMPENSATION DISCUSSION AND ANALYSIS

2015 Individual Performance and Compensation Decisions

André Calantzopoulos, Chief Executive Officer: Mr. Calantzopoulos was promoted from Chief Operating Officer to Chief Executive Officer following the May 2013 Annual Meeting of Shareholders; however, the Committee maintained his base salary at its prior level. It also set Mr. Calantzopoulos’s annual incentive award target at 200% of base salary, versus the 300% level previously associated with the CEO position. The Committee set Mr. Calantzopoulos’s equity award target at 600%, the level previously associated with the CEO position. The Committee maintained Mr. Calantzopoulos’s base salary, incentive award target and equity award target at these levels in 2014, 2015 and 2016.

The Committee assigned Mr. Calantzopoulos an individual performance rating for 2015 of 120% for each of the incentive compensation award and the equity award. As a result, Mr. Calantzopoulos received an annual incentive compensation award of CHF 4,605,590, or $4,566,903 based on the conversion rate on the date of the award. Mr. Calantzopoulos’s equity award was split into 47,360 RSUs and 71,040 PSUs.

These ratings reflect the Committee’s view that under Mr. Calantzopoulos’s capable leadership the Company delivered a strong currency-neutral financial performance in 2015, comfortably exceeding all six performance targets. Marlboro performed robustly, as did the Company’s other key international brands. The Company achieved several important milestones in the commercialization of iQOS and made other important advances across its broader RRP portfolio. The Company made excellent progress on its strategic initiatives, notably in the areas of innovation and portfolio development, organizational efficiency and talent depth, and business development projects. It further optimized its manufacturing footprint and demonstrated our strong commitment to the environment, to the health and safety of our employees, and to advancing diversity and inclusion. Mr. Calantzopoulos also strongly supported the Committee’s effort to revamp our executive compensation program to further strengthen the link between pay and performance, to better reflect current market practices, and to even more strongly align the longer-term interests of executives and shareholders.

Other Named Executive Officers:

Marc Firestone: Mr. Firestone serves as our Senior Vice President and General Counsel. His incentive compensation and equity awards recognize his widespread contributions to the Company’s results and inspiring leadership of our Law and Corporate Affairs Departments. His incentive compensation award and his equity award were each based on a personal rating of 110%. These ratings reflect his critical role in numerous regulatory, litigation and compliance strategic initiatives, notably his contribution to our continued progress in the regulatory and fiscal framework for RRPs, his leadership in plain packaging-related legal challenges, and his insightful guidance of our Corporate Affairs initiatives and our strong compliance culture.

Martin King: Mr. King was appointed President of our Asia Region in July 2015. Previously, he served as President of our Latin America and Canada Region. His incentive compensation award and his equity award were each based on a personal rating of 100%. These ratings recognize his strong leadership of the LA&C Region during his tenure and his swift action to address certain ongoing market challenges in Asia. Cigarette volume in LA&C declined 2.9% in 2015, due primarily to total market decreases in Argentina, Brazil and Canada. Despite lower volume, constant currency net revenues and adjusted OCI surged 11.7% and 24.5%, respectively, excluding acquisitions. Cigarette volume in Asia declined by 2.4%, mainly due to total market declines in Korea as a result of a significant excise tax increase, and the Philippines. Excluding acquisitions, net revenues and adjusted OCI increased by 4.0% and 1.6%, respectively, on a constant currency basis. Mr. King’s ratings reflect our significant progress in the Philippines, the successful national expansion of iQOS in Japan, and the stabilization of our share performance in Australia.

Jacek Olczak: Mr. Olczak serves as our Chief Financial Officer. His incentive compensation award was based on a personal rating of 115% and his equity award was based on a personal rating of 120%. These ratings recognize Mr. Olczak’s exceptional leadership and contributions to our financial results, notably our cash flow performance in a year characterized by unprecedented currency headwinds, the management of our balance sheet, the attractive terms of multiple bond issuances in the capital markets, and the continued focus on process and footprint

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COMPENSATION DISCUSSION AND ANALYSIS

optimization, as well as effective productivity and cost savings initiatives. Finally, he assured timely and transparent communication of our strategies and results to the investment community and played a critical role in the implementation of numerous cross-functional strategic initiatives.

Matteo Pellegrini: During 2015, Mr. Pellegrini retired from service as President of our Asia Region. The terms of his separation agreement are set forth on page 60.

Miroslaw Zielinski: Mr. Zielinski was appointed President, Reduced-Risk Products in July 2015. Previously, he served as President of our Eastern Europe, Middle East & Africa Region and PMI Duty Free. His incentive compensation and equity awards were each based on a personal rating of 125%. These ratings reflect his excellent leadership of the Region. Cigarette volume in the Region increased by 0.4%. Excluding acquisitions, constant currency net revenues and adjusted OCI grew by 6.8% and 8.2%, respectively. Mr. Zielinski’s ratings also reflect his invaluable strategic contributions to the development and commercialization of RRPs, a very complex field that he embraced with exceptional speed and insight, his critical role in the successful roll-out of iQOS, the significant progress made on all other RRP platforms, the implementation of highly innovative route-to-market models, and the development of novel consumer engagement platforms.

PMI 2016 Proxy Statement • 43

COMPENSATION DISCUSSION AND ANALYSIS

Additional Compensation Policies and Processes

Peer Group: Historically, the Company used a Compensation Survey Group to benchmark its compensation program, while evaluating its Total Shareholder Return relative to each of the Compensation Survey Group, the S&P 500 Index and the Tobacco Peer Group. During the process of revamping the Company’s compensation program, the Committee observed that the majority of companies whose compensation programs were reviewed use a single customized peer group to benchmark their relative TSR performance and that relatively few used multiple benchmarks or broad market indices. The Committee determined that the Company should use a single customized peer group both to benchmark its compensation programs and to compare its TSR when calculating the Company’s PSU performance factor.

The custom design review process began with an initial group of candidates based on four factors:

▪	global presence;
▪	focus on consumer products;
▪	similar size of net revenue as PMI; and
▪	similar market capitalization as PMI.

The review also considered the industry’s primary tobacco companies. The resulting group of candidates was then narrowed to include a balanced mix of large, global, fast-moving consumer goods companies, as well as the primary tobacco companies.

Using these characteristics as the guide, the following 20 companies were selected as members of our new Peer Group:

Companies that were not in the discontinued Compensation Survey Group or in the Tobacco Peer Group are shown above in blue. Members of the discontinued Compensation Survey Group that were not included in the new Peer Group are Bayer AG, GlaxoSmithKline, Novartis AG, Pfizer Inc. and Vodafone Group Plc.

44 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Factors Mitigating Against Possible Adverse Consequences of Our Compensation Program: Several elements of our compensation program protect against the possibility that compensation incentives might cause employees to take risks that could materially adversely affect the Company. First, we do not have different incentive compensation award programs for particular business units or functions. Our annual incentive compensation and equity awards apply to management employees worldwide, and the award pools for each of those programs are based on company-wide performance measures that cannot be unduly influenced by a particular business unit or group. Second, all employees are rated on the same scale within general guidelines set by the Committee. These ratings are spread throughout the organization so that no particular group of employees will all receive the same rating. Third, both the company-wide and the individual performance measures are subject to maximum levels that limit the amount of awards.

Furthermore, with respect to the long-term equity component of our compensation program, RSUs generally vest only after an additional three years from the date of grant and PSUs only vest to the extent pre-established targets are achieved over a three-year performance cycle. In addition, our executives are subject to share ownership requirements and comprehensive anti-hedging, anti-pledging and “clawback” policies described in the following three sections.

Share Ownership Requirements: The Company has for several years set share ownership requirements for executives at levels that were among the highest for publicly owned companies. Unvested units of the Company’s new PSU equity award will not count towards the ownership requirement. To reflect this fact, the Committee reduced certain of the required share ownership levels. The new requirements, which remain high relative to other publicly owned companies, are shown below:

NEOs	Multiple of base salary
Salary grade 28	15 times
Salary grade 27	9 times
Salary grade 26	6 times
Salary grade 25	5 times

Executives are required to meet their ownership levels within five years of joining PMI or within three years of a promotion. The Committee reviews each executive officer’s compliance with the requirements on an annual basis. As of December 31, 2015, all of our named executive officers met or exceeded the applicable requirements.

The Company also imposes share ownership requirements on non-employee directors. (See page 27.)

Anti-Hedging and Anti-Pledging Policies: In 2015, the Board strengthened the Company’s anti-hedging and anti-pledging policies. As amended, the Company’s anti-hedging policy prohibits directors, executive officers and other designated employees from purchasing any financial instrument or otherwise engaging in any transaction that is designed to hedge or offset any decrease in the market value of the Company’s shares held by them directly or indirectly, including prepaid variable forward contracts, equity swaps, collars and exchange funds, and other transactions with comparable economic consequences. The foregoing does not prohibit trading in broad-based index funds.

Directors, executive officers and designated employees are also prohibited from engaging in short sales related to the Company’s shares.

The Company’s anti-pledging policy prohibits directors and executive officers from pledging the Company’s shares, including holding shares in a margin account.

Policy Regarding the Adjustment or Recovery of Compensation: Under our Board-approved policy and as set forth in each named executive officer’s equity award agreement, if the Board or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of our financial statements, or a significant write-off not in the ordinary course affecting our financial statements, an executive has received more compensation than would have otherwise been paid, the Board or Committee shall take action as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, requiring partial or full reimbursement of any incentive compensation paid to the executive, causing the partial or full cancellation of equity awards, adjusting the future compensation of such executive, and dismissing or taking legal action against the executive, in each case as the Board or Committee determines to be in the best interests of the Company.

PMI 2016 Proxy Statement • 45

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Committee in Executive Compensation: The role of the Committee is to discharge the Board’s responsibilities relating to executive compensation matters. In this regard, the Committee is responsible for the development and administration of our executive compensation and benefits program, in furtherance of which the Committee has the authority and responsibility to:

▪

review and approve corporate goals and objectives relevant to the compensation of the CEO, to evaluate the performance of the CEO in light of these goals and objectives, and determine and approve the compensation of the CEO based on this evaluation;

▪

set senior executive compensation and make recommendations to the Board with respect to incentive compensation plans and equity-based plans, administer and make awards under such plans and review the cumulative effect of its actions;

▪	review and approve compensation of all executive officers;

▪	oversee the management of risks related to compensation design and payout;

▪	monitor compliance by executives with the Company’s share ownership requirements; and

▪	review and assist the Board with the development of executive succession plans.

In fulfilling these duties, the Committee is supported by our Senior Vice President, Human Resources and his department, the Committee’s executive compensation consultant and other outside legal, financial and compensation counsel, where appropriate.

Role of the CEO in Executive Compensation: Our CEO makes recommendations to the Committee with respect to the compensation of executive officers other than himself. The Committee reviews and discusses the compensation of these officers with the CEO, and the Committee makes the final compensation decisions with respect to these executive officers. The CEO makes no recommendation and has no role in setting any aspect of his own compensation; he does not attend any Committee meetings when any element of his compensation is discussed.

Role of Compensation Consultants: During 2015, the Committee retained the services of Mr. Michael Halloran of Mercer LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). In connection with his mandate, Mr. Halloran advises the Committee with respect to the compensation of the Chairman, the CEO and other executives. In addition to these services, Mr. Halloran provides the Committee with input into the design of our compensation and benefit programs and evolving regulatory and executive compensation market trends.

Mercer was paid $20,553 for Mr. Halloran’s services. Prior to his retention in 2009 by the Committee, Mr. Halloran had never performed any services for PMI or its affiliates and was not recommended to the Committee by management.

PMI and its affiliates have engaged other offices of Mercer to provide services unrelated to executive compensation, primarily benefits consulting and benchmarking of salaries for different position levels around the world.

Mercer’s fees for these services totaled $1,022,343 in 2015. Mercer is retained directly by the relevant PMI business function, region or market when Mercer provides these other services, and these services and fees are not subject to the approval of the Committee. In addition, MMC and its affiliates other than Mercer provided certain non-compensation related services, primarily insurance brokerage, to PMI and its affiliates in 2015 for fees totaling $1,223,030. Neither these additional services nor the fees are subject to the Committee’s approval.

Consistent with the requirements of its Charter, the Committee has reviewed and considered:

▪	the services Mr. Halloran performed for the Committee during 2015;

▪	the other services performed by Mercer and MMC for PMI and its affiliates in 2015;

▪	the fees paid by the Company as a percentage of Mercer’s total revenue;

▪	Mr. Halloran’s ownership of the Company’s stock (he has no such ownership);

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COMPENSATION DISCUSSION AND ANALYSIS

▪	the relationships among PMI, the Committee members, Mercer and MMC; and

▪	the quality and objectivity of the services Mr. Halloran provided to the Committee.

The Committee noted that Mr. Halloran does not market or sell to PMI or its affiliates the other services performed by Mercer and MMC, and Mr. Halloran receives no incentive or other compensation based on the fees paid by PMI and its affiliates for these other services. In addition, Mercer’s professional standards prohibit Mr. Halloran from considering any other relationships Mercer or any of its affiliates may have with PMI and its affiliates in rendering his advice and recommendations to the Committee. Based on its review, the Committee has concluded that the advice it receives from Mr. Halloran is objective and not influenced by Mercer’s or MMC’s relationships with PMI or its affiliates.

Compensation and Leadership Development Committee Interlocks and Insider Participation: No member of the Committee at any time during 2015 had any relationship with the Company that would be required to be disclosed as a related person transaction or as a compensation committee interlock.

Policy with Respect to Qualifying Compensation for Deductibility: Our ability to deduct compensation paid to individual officers who are covered by Section 162(m) of the U.S. Internal Revenue Code is generally limited to $1.0 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual incentive compensation awards for 2015 and the equity awards that were awarded for 2015 to our covered named executive officers in February 2016 were subject to, and made in accordance with, performance-based compensation arrangements.

We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual incentive compensation and equity awards. However, notwithstanding this general policy, the Committee has authorized, and continues to retain the discretion to authorize, other payments that may not be deductible, if it believes that they are in the best interests of both the Company and its shareholders.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 31 through 60 of this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Leadership Development Committee:

Stephen M. Wolf, Chair

Harold Brown

Werner Geissler

Lucio A. Noto

Robert B. Polet

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

PMI 2016 Proxy Statement • 47

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation awarded by PMI to our named executive officers: the Chief Executive Officer, Chief Financial Officer, the three most highly compensated officers serving as executive officers on December 31, 2015 and an additional officer who was among the most highly compensated officers during 2015 but who retired before December 31, 2015. These amounts are based on the compensation earned by these officers while employed by PMI for each year. The compensation for Mr. King for 2013 is not shown because he was not a named executive officer for that year.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value (4) ($)	All Other Compensation (5) ($)	Total Compensation ($)
André Calantzopoulos, Chief Executive Officer	2015	1,538,848	8,140,289	4,640,861	1,828,411	180,570	16,328,979
	2014	1,615,871	7,373,771	2,961,504	1,941,518	232,205	14,124,869
	2013	1,596,151	6,566,441	2,659,872	-	84,148	10,906,612
Marc Firestone, Senior Vice President and General Counsel	2015	1,039,253	3,033,480	1,801,209	539,493	18,168	6,431,603
	2014	1,092,660	3,381,815	1,313,626	621,372	14,473	6,423,946
	2013	1,079,165	4,268,275	2,127,898	529,778	28,013	8,033,129
Martin King, President, Asia Region	2015	860,274	1,395,384	1,080,723	811,652	1,451,476	5,599,509
	2014	904,627	1,663,315	866,985	1,679,182	512,818	5,626,927

Jacek Olczak, Chief Financial Officer	2015	994,271	2,652,546	1,796,453	1,113,850	15,972	6,573,092
	2014	1,045,532	2,971,427	1,196,229	1,808,118	13,779	7,035,085
	2013	1,033,904	3,720,924	1,875,910	-	34,041	6,664,779
Matteo Pellegrini, Retired President, Asia Region	2015	736,450	1,210,266	877,348	1,109,321	3,407,141	7,340,526
	2014	1,030,243	1,552,946	718,433	1,584,433	573,634	5,459,689
	2013	1,017,664	2,444,952	750,364	-	541,655	4,754,635
Miroslaw Zielinski, President, Reduced-Risk Products	2015	964,144	1,785,368	1,514,641	1,057,675	44,805	5,366,633
	2014	1,013,852	1,885,609	1,060,438	1,469,430	45,881	5,475,210
	2013	1,001,473	2,788,041	1,175,944	-	65,732	5,031,190

(1)

The 2015 base salaries are converted to U.S. dollars using an average conversion rate for 2015 of $1.00 = 0.9627 CHF. Year-to-year variations in the salaries and other amounts reported for our officers result in part from year-to-year variations in exchange rates.

(2)

The amounts shown in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The number of shares awarded in 2015, together with the grant date values of each award, is disclosed in the Grants of Plan-Based Awards During 2015 table on page 51.

(3)

The 2015 annual incentive compensation awards are converted to U.S. dollars using the conversion rate on December 31, 2015, of $1.00 = 0.9924 CHF. Mr. Pellegrini’s award is prorated through September 30, 2015 in connection with his early retirement.

(4)

The amounts shown reflect the change in the present value of benefits under the pension plans listed in the Pension Benefits table. The increases in change in present value in 2015 were driven by the mandated use of lower interest rates to discount projected future benefits for the pension plans in Switzerland. Such increases would reverse in the event higher interest rates are used in future periods as was the case in 2013.

(5)	Details of All Other Compensation for each of the named executive officers appear on the following page.

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COMPENSATION DISCUSSION AND ANALYSIS

All Other Compensation

Name and Principal Position	Year	International Assignments (a) ($)	Personal Use of Company Aircraft (b) ($)	Car Expenses (c) ($)	Tax Preparation Services (d) ($)	Early Retirement Payments (e) ($)	Totals ($)
André Calantzopoulos, Chief Executive Officer	2015	-	142,174	36,838	1,558	-	180,570
	2014	-	197,002	33,565	1,638	-	232,205
	2013	-	49,012	35,136	-	-	84,148
Marc Firestone, Senior Vice President and General Counsel	2015	-	-	268	17,900	-	18,168
	2014	-	-	-	14,473	-	14,473
	2013	-	-	11,218	16,795	-	28,013
Martin King, President, Asia Region	2015	1,438,395	-	13,081	-	-	1,451,476
	2014	495,060	-	6,289	11,469	-	512,818

Jacek Olczak, Chief Financial Officer	2015	-	-	15,972	-	-	15,972
	2014	-	-	13,114	665	-	13,779
	2013	-	-	28,240	5,801	-	34,041
Matteo Pellegrini, Retired President, Asia Region	2015	403,604	-	22,612	-	2,980,925	3,407,141
	2014	542,590	-	31,044	-	-	573,634
	2013	513,721	-	27,934	-	-	541,655
Miroslaw Zielinski, President, Reduced-Risk Products	2015	-	-	33,935	10,870	-	44,805
	2014	-	-	28,637	17,244	-	45,881
	2013	-	-	29,111	36,621	-	65,732

(a)

The amounts shown include payments or reimbursements made pursuant to PMI’s Long-Term Assignment Guidelines, which are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. International assignments and relocations provide a key means for the Company to meet its global employee development and resource needs, and the Long-Term Assignment Guidelines ensure that employees have the necessary financial support to help meet cost differences associated with these assignments. The Long-Term Assignment Guidelines cover housing, home leave, relocation, education expenses and tax equalization, as well as other program allowances. Currently, there are approximately 950 participants in the program.

(b)

For reasons of security and personal safety, PMI requires Mr. Calantzopoulos to use Company aircraft for all travel. The amounts shown are the incremental cost of personal use of Company aircraft to PMI and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. Mr. Calantzopoulos has agreed to reimburse the Company for his personal usage of Company aircraft to the extent that the aggregate incremental cost of such usage exceeds $200,000 per fiscal year; he is responsible for his own taxes on any imputed taxable income resulting from personal use of Company aircraft.

(c)

Amounts shown for Mr. Calantzopoulos include the incremental cost of personal use of driver services that PMI provided for reasons of security and personal safety. With respect to Messrs. Calantzopoulos, King, Olczak, Pellegrini, and Zielinski, amounts include the cost, amortized over a five-year period, of a vehicle, including insurance, maintenance, repairs and taxes. Executives are responsible for their own taxes on any imputed taxable income resulting from car expenses.

(d)	The tax preparation services are pursuant to PMI policies that apply to all Swiss payroll-based management employees.

(e)

The payments in connection with Mr. Pellegrini’s early retirement include the payment of retirement benefits to the FTR Foundation, a welfare institution providing disability and death lump sum insurance and supplemental benefits to retirees from the Swiss Pension Funds in relation to employer sponsored early retirements. Mr. Pellegrini is provided with a transitory benefit from FTR until he reaches age 58. The retirement benefits from the Swiss Pension Funds will commence on August 1, 2020. During the transitory period, Mr. Pellegrini will continue to contribute to the Swiss Pension Funds. The transitory benefit is funded via the pension enhancement payment of $2,826,920 paid directly to FTR. The amount reported also includes holiday equivalent payments and tax preparation services related to early retirement. The amounts are converted to U.S. dollars using an average conversion rate for 2015 of $1.00 = 0.9627 CHF.

PMI 2016 Proxy Statement • 49

COMPENSATION DISCUSSION AND ANALYSIS

The following are the specific amounts paid by the Company under the Long-Term Assignment Guidelines:

Name and Principal Position	Year	Housing ($)	Home Leave ($)	Relocation ($)	Education ($)	Tax Equalization (a) ($)	Other Program Allowances (b) ($)	Totals ($)
Martin King, President, Asia Region	2015	259,236	27,174	136,878	-	943,606	71,501	1,438,395
	2014	130,463	34,328	127,616	-	158,210	44,443	495,060
Matteo Pellegrini, Retired President, Asia Region	2015	293,326	34,550	52,709	-	-	23,019	403,604
	2014	461,307	42,226	-	31,723	-	7,334	542,590
	2013	416,728	42,452	-	47,208	-	7,333	513,721

Amounts that were paid or incurred in currency other than U.S. dollars are converted to U.S. dollars using average conversion rates for 2015 of $1.00 = 0.9627 CHF and $1.00 = 7.7523 HKD.

(a)

The tax equalization payments made pursuant to PMI’s Long-Term Assignment Guidelines are to ensure that an assignee’s income tax liability is approximately the same as if he or she had not accepted a long-term international assignment. Payments for tax equalization often occur in years following the actual tax year. The Company has covered the excess taxes on behalf of Mr. King pursuant to our assignment tax principle. The amount reflected in the table includes the incremental taxes paid by early 2016 in relation to Mr. King’s 2014 and 2015 compensation.

(b)	Other Program Allowances include tax preparation services paid by the Company under the Long-Term Assignment Guidelines.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards During 2015

		Estimated Possible Payouts Under Non-Equity Annual Incentive Plan (1)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock Awards ($)
André Calantzopoulos,	2015	0	2,974,909	6,693,545
Chief Executive Officer	2/5/2015				98,940	8,140,289
Marc Firestone,	2015	0	1,259,588	2,834,073
Senior Vice President and General Counsel	2/5/2015				36,870	3,033,480
Martin King,	2015	0	831,324	1,870,479
President, Asia Region	2/5/2015				16,960	1,395,384
Jacek Olczak,	2015	0	1,201,639	2,703,688
Chief Financial Officer	2/5/2015				32,240	2,652,546
Matteo Pellegrini,	2015	0	947,207	2,131,216
Retired President, Asia Region	2/5/2015				14,710	1,210,266
Miroslaw Zielinski,	2015	0	932,086	2,097,194
President, Reduced-Risk Products	2/5/2015				21,700	1,785,368

(1)

The estimated possible payouts are converted to U.S. dollars using the conversion rate on December 31, 2015, of $1.00 = 0.9924 CHF. The numbers in these columns represent the range of potential cash awards as of the time of the grant. Actual awards paid under these plans for 2015 are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

On February 5, 2015, each of our named executive officers received equity awards in the form of RSUs. The number of RSUs awarded was based on the grant date fair market value, determined by using the average of the high and the low trading prices of PMI stock on that date of $82.275. The closing price of PMI stock on that date was $82.57. These equity awards are scheduled to vest on February 21, 2018. Dividend equivalents are payable on a quarterly basis throughout the vesting restriction period.

On February 4, 2016, the following named executive officers received equity awards that will vest (subject to the conditions of the awards) on February 20, 2019, as follows: Mr. Calantzopoulos, 47,360 RSUs, 71,040 PSUs; Mr. Firestone, 13,480 RSUs, 20,220 PSUs; Mr. King, 6,440 RSUs, 9,650 PSUs; Mr. Olczak, 14,030 RSUs, 21,050 PSUs; and Mr. Zielinski, 9,020 RSUs, 13,530 PSUs. The amount of these awards was determined based on 2015 individual performance and targeted award levels by salary grade and then split between RSUs (40%) and PSUs (60%). Due to his retirement, Mr. Pellegrini did not receive an equity award in 2016.

PMI 2016 Proxy Statement • 51

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards as of December 31, 2015

	Stock Awards
Name and Principal Position	Stock Award Grant Date	Number of Shares or Units of Stock that Have not Vested (1)(2) (#)	Market Value of Shares or Units of Stock that Have not Vested (3) ($)
André Calantzopoulos, Chief Executive Officer	2/5/2015	98,940	8,697,815
	2/6/2014	94,870	8,340,022
	2/7/2013	74,260	6,528,197
Marc Firestone, Senior Vice President and General Counsel	2/5/2015	36,870	3,241,242
	2/6/2014	43,510	3,824,964
	2/7/2013	48,270	4,243,416
Martin King, President, Asia Region	2/5/2015	16,960	1,490,954
	2/6/2014	21,400	1,881,274
	2/7/2013	24,270	2,133,576
Jacek Olczak, Chief Financial Officer	2/5/2015	32,240	2,834,218
	2/6/2014	38,230	3,360,799
	2/7/2013	42,080	3,699,253
Matteo Pellegrini, Retired President, Asia Region
Miroslaw Zielinski, President, Reduced-Risk Products	2/5/2015	21,700	1,907,647
	2/6/2014	24,260	2,132,697
	2/7/2013	31,530	2,771,802

(1)	These awards vest according to the following schedule:

Grant Date	Vesting Schedule
2/5/2015	100% of award vests on 2/21/2018.
2/6/2014	100% of award vests on 2/15/2017.
2/7/2013	100% of award vests on 2/17/2016.

Upon normal retirement, and upon separation from employment by mutual agreement after reaching age 58, outstanding RSUs will vest immediately, while outstanding PSUs will vest at the end of the relevant three-year performance cycle to the extent performance goals are met. Upon death or disability, all outstanding RSUs will vest and all outstanding PSUs will vest at 100% of target. In all other cases, the extent of vesting or forfeiture will be subject to the Committee’s discretion.

(2)

Dividend equivalents paid in 2015 on outstanding RSUs for each of our named executive officers were as follows: Mr. Calantzopoulos, $1,066,557; Mr. Firestone, $605,219; Mr. King, $265,178; Mr. Olczak, $452,957; Mr. Pellegrini, $272,013; and Mr. Zielinski, $323,932.

(3)	Based on the closing market price of PMI common stock on December 31, 2015, of $87.91.

52 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Stock Option Exercises (1) and Stock Vested During 2015

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
André Calantzopoulos, Chief Executive Officer	86,810		7,172,589
Marc Firestone, Senior Vice President and General Counsel	61,930	(2)	5,185,709
Martin King, President, Asia Region	29,730		2,456,412
Jacek Olczak, Chief Financial Officer	32,180		2,658,840
Matteo Pellegrini, Retired President, Asia Region	97,630	(3)	7,852,194
Miroslaw Zielinski, President, Reduced-Risk Products	33,440		2,762,947

(1)	The Company does not issue stock options.

(2)	Hiring grant that vested on April 16, 2015.

(3)	Includes 62,340 shares that vested as part of early retirement agreement.

On February 17, 2016, vesting restrictions lapsed for the following RSUs granted in 2013: Mr. Calantzopoulos, 74,260 shares; Mr. Firestone, 48,270 shares; Mr. King, 24,270 shares; Mr. Olczak, 42,080 shares; and Mr. Zielinski, 31,530 shares.

PMI 2016 Proxy Statement • 53

COMPENSATION DISCUSSION AND ANALYSIS

Pension Benefits

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of the named executive officers’ service over their full careers with us, our prior parent company and affiliates. The increments related to 2015 are reflected in the Change in Pension Value column of the Summary Compensation Table on page 48. Our plans providing pension benefits are described below in the Pension Benefits table, and our defined contribution plans are described in the Non-Qualified Deferred Compensation table on page 58.

Name and Principal Position	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefits(2)(3) ($)	Payments During Last Fiscal Year ($)
André Calantzopoulos, Chief Executive Officer	Pension Fund of Philip Morris in Switzerland	34.00	15,076,838	-
	IC Pension Plan of Philip Morris in Switzerland	10.92	2,366,154	-
	Supplemental Plan of Philip Morris in Switzerland	10.00	6,050,360	-
Marc Firestone, Senior Vice President and General Counsel	Pension Fund of Philip Morris in Switzerland	3.75	1,295,460	-
	IC Pension Plan of Philip Morris in Switzerland	2.92	111,192	-
	Supplemental Plan of Philip Morris in Switzerland	3.75	538,952	-
Martin King, President, Asia Region	Pension Fund of Philip Morris in Switzerland	10.58	3,021,093	-
	IC Pension Plan of Philip Morris in Switzerland	9.92	524,333	-
	Supplemental Plan of Philip Morris in Switzerland	7.00	801,138	-
	Retirement Plan for Salaried Employees	14.00	724,421	-
	Benefit Equalization Plan (BEP)	14.00	2,881,910	-
Jacek Olczak, Chief Financial Officer	Pension Fund of Philip Morris in Switzerland	26.00	8,255,781	-
	IC Pension Plan of Philip Morris in Switzerland	9.92	517,270	-
	Supplemental Plan of Philip Morris in Switzerland	7.00	1,638,054	-
Matteo Pellegrini, Retired President, Asia Region	Pension Fund of Philip Morris in Switzerland	28.75	8,940,486	-
	IC Pension Plan of Philip Morris in Switzerland	10.67	2,211,046	-
	Supplemental Plan of Philip Morris in Switzerland	9.75	1,731,843	-
Miroslaw Zielinski, President, Reduced- Risk Products	Pension Fund of Philip Morris in Switzerland	30.00	9,244,328	-
	IC Pension Plan of Philip Morris in Switzerland	10.92	980,468	-
	Supplemental Plan of Philip Morris in Switzerland	10.00	1,636,503	-

(1)

As of December 31, 2015, each named executive officer’s total years of service with PMI or its affiliates were as follows: Mr. Calantzopoulos, 30.92 years; Mr. Firestone, 3.71 years; Mr. King, 24.58 years; Mr. Olczak, 22.79 years; Mr. Pellegrini, 24.21 years; and Mr. Zielinski, 24.33 years; the years shown in this column are the years credited under the named plan for purposes of benefit accrual. Additional years may count for purposes of vesting or early retirement eligibility. Differences between each named executive officer’s total service and the credited service shown for each plan result from transfers between entities sponsoring various plans. Mr. King’s credited service under the U.S. plans reflects his prior service as a U.S. payroll-based employee. While such credited service is now frozen, he continues to earn eligibility and vesting service and increases in his benefit due to increases in his compensation as a result of his continued service with PMI. The Pension Fund of Philip Morris in Switzerland allows employees to purchase additional service credit with contributions from their own funds, and Messrs. Calantzopoulos, Olczak, Pellegrini, and Zielinski have purchased 3.08, 15.67, 4.50, and 13.83 years, respectively, without any Company contribution.

(2)

The amounts shown in this column for pension plans in Switzerland are based on a 60% joint and survivor annuity commencing at age 62 (the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement) and the following actuarial assumptions: discount rate 0.80%, mortality table LPP 2010 with a 2015 adjustment of 2.00% for expected improvements in mortality and interest rate on account balances of 3.0%. Present value amounts in Swiss francs are converted to U.S. dollars using the conversion rate on December 31, 2015, of $1.00 = 0.9924 CHF.

The amounts shown in this column for Mr. King’s U.S. pension benefits are based on a single life annuity (or, for the BEP, a lump sum payment) using the same assumptions applied for year-end 2015 financial disclosure under FASB ASC Topic 715, except that in accordance with SEC requirements, benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement.

See Note 13 to our Consolidated Financial Statements for a description of our FASB ASC Topic 715 assumptions. Like all present value amounts, the amounts shown in this column change as the interest rate used to discount projected future benefits is adjusted, with lower interest rates producing higher present values and higher interest rates producing lower present values.

54 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

(3)

In addition to the benefits reflected in this column, we generally provide a survivor income benefit allowance, or SIB allowance, to the surviving spouse and children of U.S. payroll-based employees who die while covered by our Retirement Plan for Salaried Employees. Following the death of a retiree who has a spouse and whose retirement benefits are being paid as a single life annuity, the surviving spouse becomes entitled to a SIB allowance four years after the retiree’s death, in an amount equal to the amount the spouse would have received if the participant had elected to receive monthly payments under the Retirement Plan in the form of a 50% joint and survivor annuity. The surviving spouse of a participant who dies prior to retirement and prior to age 61 becomes entitled to receive 25% of the base salary of the deceased employee commencing four years after the participant’s death, provided the spouse has not remarried, and continuing until the deceased employee would have reached age 65. At that time, the surviving spouse receives the same survivor benefit he or she would have received if the deceased employee continued to work until age 65 earning the same base salary as in effect at the time of death. These benefits are reduced by any death benefits payable from the Retirement Plan. If there is no surviving spouse, SIB allowances for each child equal 10% of the base salary of the deceased employee (to a maximum of 30% of base salary), become payable monthly beginning four years after the employee’s death, and continue until the child reaches age 25 if a full-time student (age 19 if not). The present value of such post-retirement SIB benefits for Mr. King, assuming his spouse survives him, is $35,424. There is no SIB allowance under the BEP since the BEP benefit is only available as a lump sum.

PMI 2016 Proxy Statement • 55

COMPENSATION DISCUSSION AND ANALYSIS

Retirement Plans for U.S. Payroll-Based Employees

Pensions for our U.S. payroll-based employees are payable from the tax-qualified Retirement Plan and non-qualified supplemental plans. These plans recognize the employees’ prior service with companies with which we were previously affiliated.

Mr. King, who is a former U.S. payroll-based employee, has accrued benefits under the tax-qualified Retirement Plan and the non-qualified supplemental Benefit Equalization Plan (BEP). The provisions of these two plans are described below.

The BEP provides both supplemental pension benefits and supplemental deferred profit-sharing benefits. The provisions of the BEP relating to deferred profit-sharing benefits are described following the Non-Qualified Deferred Compensation table.

Retirement Plan for Salaried Employees

The tax-qualified Retirement Plan is a non-contributory plan maintained for the benefit of our U.S. payroll-based salaried employees hired before January 1, 2009. Subject to tax law limits, the pension formula generally applicable under the Retirement Plan provides for lifetime benefits following termination of employment equal to (a) 1.75% of the employee’s average compensation (the sum of annual salary and annual incentive compensation award in the 60 consecutive months during the employee’s last 120 months of service that, when divided by five, produces the highest average, minus (b) 0.30% of such compensation up to the applicable Social Security covered compensation amount, times (c) years of credited service (up to a maximum of 35). Social Security covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. The resulting benefit is expressed as a single life annuity payable commencing at normal retirement age.

Employees who terminate employment before age 55 with vested benefits may commence receiving payment of their accrued pensions after attaining age 55, with reductions for early commencement of 6% for each year by which commencement precedes age 65. For an employee who terminates employment after age 55, the reduction for early commencement is generally 6% for each year by which commencement precedes age 60. If an employee has 30 years of service and is age 55 or older, or is 60 or older with 5 years of service, however, the annuity immediately payable on early retirement is 100% of that payable at normal retirement age.

Benefit Equalization Plan (BEP)

The tax law applicable to the funded tax-qualified Retirement Plan limits the annual compensation that can be taken into account in determining the five-year average compensation under the plan. As a result of this and certain other tax limits, only a portion of the benefits calculated under the Retirement Plan formula can be paid to affected employees from the Retirement Plan. To compensate for the loss of these benefits under the funded tax-qualified plan, eligible employees accrue supplemental benefits under non-qualified plans. Generally, the supplemental pension benefits accrued under the BEP equal the difference between (a) the pension benefits determined under the Retirement Plan provisions described above, disregarding the tax law limits, and (b) the benefits that can be provided from the Retirement Plan after taking the tax law limits into account.

Retirement Plans for Swiss Payroll-Based Employees

Pensions for our Swiss payroll-based employees are payable from a funded defined benefit pension plan and incentive compensation (IC) pension plan qualifying for favorable treatment under Swiss law. To the extent that Swiss tax or other limitations do not allow paying the full pension under the qualified plans, the balance is expected to be payable under a supplemental pension plan.

Pension Fund of Philip Morris in Switzerland

With limited exceptions, all Swiss payroll-based employees over 25 years of age become immediately covered by the Pension Fund of Philip Morris in Switzerland, a broad-based contributory funded plan providing defined retirement, disability and death benefits up to limits prescribed under Swiss law. Retirement benefits are expressed as an annuity at normal retirement age equal to 1.8% of the participant’s five-year average pensionable salary (base salary minus two-thirds of the maximum social security benefits of CHF 28,200 in 2015) multiplied by years of credited service (to a maximum of 40 to 41 years, depending on the employee’s date of birth). Effective April 1, 2015, employees between the ages of 25 and 34 contribute 6% of their pensionable salary to the Fund, and the contribution increases to 7% for employees between the ages of 35 and 54 and 8% for employees between the ages of 55 and 65. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum. For

56 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

determining lump sum values, a discount rate of 4% and the LPP 2010 mortality table is used. The LPP mortality table is a commonly used mortality table in Switzerland. For an employee who completes 30 years of service and retires at age 62, this translates into payments equivalent to a pension of 54% of five years’ annual average pensionable salary. For an employee with 40 years of credited service at age 65, this “replacement ratio” is approximately 72% of average salary. Participants may retire and commence benefits as early as age 58; however, for each year that retirement precedes age 62, the 1.8% multiplier used to calculate the amount of the retirement pension is reduced by 0.06% (at age 58 the multiplier is 1.56%). Swiss law permits participants in a pension plan to make additional voluntary contributions to the pension plan to compensate for missing years of credited service.

If an employee terminates employment with us before age 58, the lump sum value of the pension calculated using the termination lump sum factors is transferred either to a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case, neither the employee nor the employer can contribute any further funds. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum or a mix of both.

IC Pension Plan of Philip Morris in Switzerland

Swiss payroll-based employees in salary grades 14 and above who are eligible to participate in the annual incentive compensation award program described above are also eligible to participate in the IC Pension Plan of Philip Morris in Switzerland, a funded plan which, for the named executive officers, provides for participant contributions of up to 1.5% of pensionable salary (as defined above), subject to maximum Swiss pension law limits, and an equal matching contribution from the employer. As with the pension plan, participants may make additional voluntary contributions subject to certain terms and conditions.

Benefits ultimately received depend on interest rates set by the Pension Board of the plan (which consists of members appointed by the employer and an equal number selected by participants in the plan) and are payable in a lump sum or as an annuity. The plan guarantees that there is no loss of principal on either the employee contributions or the Company match. In 2015, the assets of the funds had a negative performance of -2.2%, and no interest was credited on plan balances.

If an employee terminates employment with the Company before age 58, the employee’s account value is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case, neither the employee nor the employer can contribute any further funds to the plan although interest does accrue on the account balance. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum payment or a mix of both.

Supplemental Plan of Philip Morris in Switzerland

For some Swiss payroll-based employees, including our NEOs, the laws and regulations applicable to the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland limit the benefits that can be provided under those plans. For these employees, we maintain a Supplemental Plan under which an amount is calculated and deposited annually in a Swiss foundation to make up for the difference between the full pension an employee would have received had these plans not been subject to such limitations (assuming the employee becomes entitled to benefits from the Supplemental Plan). However, the annual deposits do not serve to increase the amount that an individual would have received absent such limits. In determining the amount of the annual deposit, the actuarial assumptions used are the same as those described above for the Pension Fund of Philip Morris in Switzerland.

In the event of a Supplemental Plan participant’s termination of employment from the Company, if the Foundation Board determines in its sole discretion that he or she is entitled to a benefit, the Supplemental Plan benefit is paid in a lump sum at the time that benefits first become payable to the participant under the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland. As the Supplemental Plan is not a tax-qualified plan, the benefits from this plan, when paid, are adjusted for the loss of favorable tax-qualified plan treatment.

PMI 2016 Proxy Statement • 57

COMPENSATION DISCUSSION AND ANALYSIS

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2015 ($)	Registrant Contributions in 2015 ($)	Aggregate Earnings in 2015 (1) ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance as of December 31, 2015 ($)
Martin King, President, Asia Region	Benefit Equalization Plan (BEP), Deferred Profit-Sharing	0	0	280	0	19,594

(1)

The amount in this column consist of amounts credited as earnings for 2015 on account balances attributable to the prior participation under the defined contribution portion of the BEP. This amount does not constitute above-market earnings and, accordingly, is not included in amounts reported in the Summary Compensation Table on page 48.

Deferred Profit-Sharing and Benefit Equalization Plan

For U.S. payroll-based employees, we provide non-qualified defined contribution benefits supplementing the benefits provided under our tax-qualified Deferred Profit-Sharing Plan for Salaried Employees, or DPS. Under the DPS, contributions are made on behalf of each participant for each year. Currently, none of our named executive officers is eligible for DPS contributions.

As is the case for the Retirement Plan, the applicable U.S. tax law limits the amount of compensation ($265,000 for 2015) that can be taken into account under the tax-qualified DPS for any year and imposes other limits on the amounts that can be allocated to individuals under the DPS. A DPS participant whose salary was more than the compensation limit or who was otherwise affected by tax law limits is entitled to a supplemental profit-sharing benefit in an amount generally equal to the additional benefits the participant would have received under the DPS but for the application of the tax law limits.

The funds accumulated in the DPS portion of BEP for Mr. King reflect the contributions while he was a U.S. payroll-based employee.

The DPS fund used as an earnings measure under this portion of the BEP is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2015, produced earnings at a rate of approximately 1.4%. Participants typically receive their supplemental profit-sharing benefits upon termination of employment in a lump sum or, if elected in advance, as a deferred lump sum payment or in installments over a number of years not to exceed their life expectancy.

58 • PMI 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Employment Contracts, Termination of Employment and Change in Control Arrangements

As a general matter, PMI has not utilized special employment contracts for its named executive officers. However, as required by local law, our Swiss payroll-based executive officers are covered by contracts; these contracts do not include change in control provisions.

PMI’s 2012 Performance Incentive Plan includes a double-trigger feature. Under the plan, the changes to vest or pay applicable awards occur immediately upon a change in control only if the entity acquiring PMI does not agree to assume or replace the awards. In addition, if the acquiring entity agrees to assume or replace the awards, but an employee’s employment is terminated involuntarily and other than for cause or the employee terminates employment for good reason within two years after the change in control, the applicable awards will become vested or be payable upon the employee’s termination of employment as follows:

▪	the restrictions on outstanding RSUs would lapse;

▪	outstanding PSUs would vest on a pro-rata basis at target and be payable in cash;

▪	unless otherwise determined by the Compensation and Leadership Development Committee, equity awards would be cashed out at the change in control price;

▪	fully earned but unpaid annual incentive compensation awards would become payable; and

▪	annual incentive compensation awards for performance cycles not yet completed as of the change in control date would become payable on a pro-rata basis.

Under PMI’s 2012 Performance Incentive Plan, a change in control occurs: (i) upon an acquisition of 20% or more of either PMI’s common stock or the voting power of PMI’s voting securities, excluding certain acquisitions involving PMI or its affiliates or where PMI’s beneficial owners continue to meet certain ownership thresholds; (ii) when members of the PMI Board as of the effective date of PMI’s 2012 Performance Incentive Plan, or thereafter nominated or elected by such members, cease to constitute a majority of the PMI Board; (iii) upon certain reorganizations, mergers, share exchanges and consolidations involving PMI; or (iv) upon the liquidation or dissolution, or sale of substantially all of the assets of PMI, with limited exceptions.

The amounts in the accompanying table are estimates of the amounts that would have become payable on a change in control of PMI, calculated as if a change in control occurred on December 31, 2015, applying certain assumptions. For outstanding awards granted under PMI’s 2012 Performance Incentive Plan, we have assumed that the awards become vested and payable as of December 31, 2015, either because the acquirer does not assume or replace the awards or because the employee’s employment is involuntarily terminated.

Name	Unvested RSUs (1) ($)	Completed 2015 Annual Incentive Compensation Award Cycle (2) ($)	Total ($)
André Calantzopoulos	23,566,034	2,974,909	26,540,943
Marc Firestone	11,309,622	1,259,588	12,569,210
Martin King	5,505,804	831,324	6,337,128
Jacek Olczak	9,894,270	1,201,639	11,095,909
Miroslaw Zielinski	6,812,146	932,086	7,744,232

(1)	Assumes the change in control price is equal to the closing market price of PMI on December 31, 2015, of $87.91.

(2)

Assumes target award payable under our annual incentive compensation award program for a full year. Amounts are converted to U.S. dollars using the conversion rate on December 31, 2015, of $1.00 = 0.9924 CHF.

Benefits payable under PMI’s qualified pension and profit-sharing plans and supplemental plans are discussed above. None of those plans provide PMI’s executive officers with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. Mr. King is already fully vested under these plans. Similarly, no enhanced provisions apply to the above-named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment, whether or not in connection with a change in control.

PMI 2016 Proxy Statement • 59

COMPENSATION DISCUSSION AND ANALYSIS

Involuntary Separation Without Cause

In the event of involuntary separation without cause, a severance payment is typically determined as a multiple of monthly base salary. The amount of severance paid varies based on a number of factors, including the circumstances of the termination and the number of years of service provided to us by the executive.

Early Retirement Agreement

Mr. Pellegrini elected to take early retirement as of September 30, 2015. In connection with Mr. Pellegrini’s retirement, he received an incentive compensation award pro-rated through September 30, 2015 and pension enhancement in the total gross amount of CHF 2,721,476 ($2,840,132 based on the average conversion rate on July 23, 2015 of CHF 1.00 = $1.04360). Mr. Pellegrini received no equity awards for his 2015 service, but his previously granted 62,340 shares vested with a value of $4,936,393 on the vesting date.

60 • PMI 2016 Proxy Statement

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended

December 31, 2015

To Our Shareholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors. The Audit Committee has the sole authority for appointing, compensating and overseeing the work of the independent auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors, including in executive sessions without the presence of management, the independent auditors’ evaluation of the accounting principles, practices and judgments applied by management, the adequacy of the Company’s financial reporting processes, controls and procedures, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the Independence Standards Board.

The Audit Committee has received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2015 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence, as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting and overall control environment. The Audit Committee has reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Audit Committee:

Lucio A. Noto, Chair

Werner Geissler

Jennifer Li

Jun Makihara

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

PMI 2016 Proxy Statement • 61

AUDIT COMMITTEE MATTERS

Independent Auditors’ Fees

Aggregate fees, including out-of-pocket expenses, paid to our independent auditors, PricewaterhouseCoopers SA, consisted of the following (in millions):

	2015	2014
Audit Fees (1)	$21.31	$22.31
Audit-Related Fees (2)	0.80	0.94
Tax Fees (3)	4.74	6.38
All Other Fees (4)	1.46	2.16
TOTAL	$28.31	$31.79

(1)

Fees and expenses associated with professional services in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (iii) reviews of documents filed with the Securities and Exchange Commission.

(2)

Fees and expenses for professional services for audit-related services, which include due diligence related to acquisitions and divestitures, employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)

Fees and expenses for professional services in connection with U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters, transfer pricing documentation for compliance purposes and advice relating to customs and duties compliance matters.

(4)	Fees and expenses for professional services relating to market analysis and other professional services.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

62 • PMI 2016 Proxy Statement

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers SA (“PwC”) as the Company’s independent auditors for the fiscal year ending December 31, 2016, and has directed that management submit the selection of independent auditors to shareholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers SA are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In determining to reappoint PwC, the Audit Committee considered a number of factors, including the following:

▪	PwC has served as the Company’s independent auditors during the eight fiscal years completed following our becoming an independent company;

▪	The results of the Audit Committee’s evaluation of PwC’s qualifications, performance, independence and quality control procedures;

▪

The Audit Committee’s belief that PwC’s deep knowledge of the Company and the Company’s information technology and systems platforms better equips it to focus the audit work where it is most needed, enhances the quality of risk-based reviews, and enables it to design and implement a superior audit plan and to effectively test for control weaknesses;

▪	The Audit Committee’s belief that PwC has the capability and expertise and professionals in the many countries that are necessary to conduct a quality audit of our worldwide business;

▪	The Audit Committee reviews and evaluates the lead partner and senior auditors on the account and selects the incoming lead partner when the outgoing lead partner rotates off the account;

▪	External data relating to audit quality and performance, including the Public Company Accounting Oversight Board’s reports on PwC and its peer firms; and

▪	The appropriateness of PwC’s fees.

Shareholder ratification of the selection of PwC as the Company’s independent auditors is not required by the Company’s by-laws or otherwise. However, we are submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote FOR the ratification of the selection of

PricewaterhouseCoopers SA as the Company’s independent auditors.

PMI 2016 Proxy Statement • 63

ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section discusses in detail how our compensation programs support our business and financial objectives, how they work and are administered under the direction of our independent Compensation and Leadership Development Committee, and how the Committee’s decisions concerning the 2015 compensation of our executive officers were directly tied to our performance and were taken after consideration of last year’s say-on-pay vote.

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This annual say-on-pay vote gives our shareholders the opportunity to express their views on our named executive officers’ compensation at each Annual Meeting of Shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

This say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation and Leadership Development Committee or the Board of Directors. The Board and the Committee value the opinions of our shareholders and will review the voting results when making future decisions regarding executive compensation.

The Board recommends a vote FOR the resolution approving the compensation of our named executive officers.

64 • PMI 2016 Proxy Statement

SHAREHOLDER PROPOSALS

PROPOSAL 1 — HUMAN RIGHTS POLICY

Reverend Michael H. Crosby, Corporate Responsibility Agent, on behalf of the Province of St. Joseph of the Capuchin Order, claiming beneficial ownership of at least $2,000 worth of shares, submitted the proposal set forth below. The address and shareholdings of the proponent will be furnished upon request made to the Corporate Secretary. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

WHEREAS: In 2011 the United Nations released: “Guiding Principles on Business and Human Rights.” Among peoples’ basic rights are the right to life and liberty, education and welfare, including the right to health.

Though it is a global business, it is not apparent Philip Morris International has embraced human rights as its core “guiding principle” nor that it recognizes every nation’s’ right and duty to protect its citizens from business practices that might harm them.

Since PMI’s 2015 annual meeting, The New York Times featured extended articles outlining how the Company, through its involvement in the United States Chamber of Commerce, has undermined nations’ efforts to protect their citizens from the harm and deaths arising from smoking (“U.S. Chamber of Commerce Works Globally to Fight Antismoking Measures,” June 30, 2015; “U.S. Chamber Fights Smoking Laws While Hospitals and Insurers Sit on Its Board,” July 1, 2015; “Big Tobacco’s Staunch Friend in Washington: U.S. Chamber of Commerce, “October 9, 2015).

The Times noted this effort involves “a three-pronged strategy in its global campaign to advance the interests of the tobacco industry” in face of countries’ efforts to curb the use of tobacco: 1) “the chamber lobbies alongside its foreign affiliates to beat back antismoking laws;” 2) “in trade forums, the chamber pits countries against each other” (e.g.,. Arseniy Yatsenyuk, the Ukrainian Prime Minister, notes that “his country’s case against Australia in its efforts to promote plain packaging to reduce tobacco use was prompted by a complaint from the U.S. Chamber;”) and 3) in the widely-reported efforts of the chamber to “defend the ability of the tobacco industry to sue under future international treaties, notably the Trans-Pacific Partnership” (TPP). As to #3 above, The Wall Street Journal reported October 3-4, 2015 that a “U.S. proposal to prevent the tobacco industry from suing foreign governments over antismoking measures” was being “strongly opposed by the tobacco industry.” More to our Company, a February 25, 2015 Washington Post piece reported that a section of the then-proposed TPP’s “Investor-State Dispute Settlement” (ISDS) was used by Philip Morris “to stop Uruguay from implementing new tobacco regulations intended to cut smoking rates.”

Responding to The New York Times’ stories, CVS Health Corporation resigned from the Chamber July 7, 2015.

PMI insists on its rights to protect and ensure its intellectual property rights. However, this resolution’s proponents believe any such right is secondary to human rights, especially peoples’ right to achieve a reasonable standard of health and the rights of governments to take associated steps to ensure their citizens’ health. This includes government tobacco-control efforts that have been shown by science to mitigate smoking (which PMI admits is a health hazard).

RESOLVED: that PMI’s directors create and/or review, adapt, and monitor a companywide human rights policy, including the right to health, and work to ensure that its global and national lobbying and marketing practices are not undermining the efforts of sovereign countries to protect their citizen’s health.

The Board recommends a vote AGAINST this proposal.

We are steadfast in our commitment to respect human rights and, in June of last year, we joined the United Nations Global Compact, which asks companies to do business responsibly and to pursue opportunities to solve societal challenges through business innovation and collaboration. We are hard at work on preparing our first Communication on Progress and will transmit that report to the U.N. in June of this year. The report will detail our work to embed the U.N. Global Compact’s Ten Principles into our strategies and operations. With respect to human rights, including the right to health, the report will identify the steps we will take in our endeavor to act in accordance with the U.N.’s Guiding Principles on Business and Human Rights.

With respect to regulation, we support many measures, including those that strictly prohibit the sale of tobacco products to minors, limit public smoking, require health warnings on tobacco packaging, and regulate product content to prevent increased adverse health effects of

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smoking. We do oppose extreme measures such as plain packaging or bans on all forms of communication to adult smokers that are not based on sound evidence of a public health benefit, or are likely to lead to adverse consequences, such as illicit trade. We do not believe that seeking a fair hearing on such measures in limited and appropriate circumstances undermines effective governmental efforts to protect public health.

Regarding health, the Company’s key strategic priority is to develop and commercialize products with the potential to reduce individual risk and population harm. Our stated objective is to develop products that are proven to reduce the risks of smoking, and to convince all current adult smokers who would otherwise continue to smoke to switch to these RRPs as soon as possible. Over the past decade we have invested more than $2 billion and substantial effort to achieve this objective, building state-of-the-art R&D facilities in Switzerland and Singapore, hiring more than 400 world-class scientists and engineers, publishing numerous papers in prestigious scientific journals dedicated to health, obtaining more than 1,000 patents related to Reduced-Risk Products, and building a new facility dedicated to manufacturing RRPs. Last year we launched the RRP product, iQOS, in multiple countries. This year, we will file with the United States Food and Drug Administration an application to qualify iQOS as a Modified Risk Tobacco Product.

Our greatest hope as a company is to revolutionize the industry by introducing new products that are proven to reduce individual risk and population harm, and we are fully committed to turning that hope into reality.

For reasons discussed above, we believe that this proposal, while well-intentioned, is neither necessary nor in the interest of shareholders.

Therefore, the Board urges shareholders to vote AGAINST the proposal.

PROPOSAL 2 — MEDIATION OF ALLEGED HUMAN RIGHTS VIOLATIONS

Heather Slavkin Corzo, Director, Office of Investment of the American Federation of Labor and Congress of Industrial Organizations, on behalf of the AFL-CIO Reserve Fund, claiming beneficial ownership of at least $2,000 worth of shares, submitted the proposal set forth below. The address and shareholdings of the proponent will be furnished upon request made to the Corporate Secretary. The Company is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

RESOLVED, shareholders of Philip Morris International, Inc. (the “Company”) urge the Company to participate in mediation of any specific instances of alleged human rights violations involving the Company’s operations if mediation is offered by a governmental National Contact Point for the Organisation for Economic Cooperation and Development (the “OECD”) Guidelines for Multinational Enterprises.

For the purposes of this policy, the human rights subject to mediation shall include, at a minimum, those expressed in the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work:

(a)	Freedom of association and the effective recognition of the right to collective bargaining;

(b)	the elimination of all forms of forced or compulsory labor;

(c)	the effective abolition of child labor; and

(d)	the elimination of discrimination in respect of employment and occupation.

Supporting Statement

The United Nation’s Guiding Principles on Business and Human Rights call on business enterprises to have in place the following policies and processes:

a.	A policy commitment to meet their responsibility to respect human rights;

b.	A human rights due diligence process to identify, prevent, mitigate and account for how they address their impacts on human rights;

c.	Processes to enable the remediation of any adverse human rights impacts they cause or to which they contribute.

(Guiding Principles on Business and Human Rights, United Nations, 2011, available at http://www.ohchr.org/ Documents/Publications/GuidingPrinciplesBusinessHR

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EN.pdf). While our Company has taken steps to commit to respect human rights and to conduct due diligence, we believe the Company needs to provide adequate remedies for human rights violations involving the Company’s operations including its tobacco supply chain.

Non-judicial grievance mechanisms to remedy human rights violations are needed the most when formal legal mechanisms are inadequate. For example, in the United

States, agricultural workers are excluded from the National Labor Relations Act that protects the rights of workers to organize and collectively bargain. Agricultural child labor is also permitted in the United States under the Fair Labor Standards Act.

This proposal urges our Company to participate in mediation of alleged human rights violations if mediation is offered by a governmental National Contact Point pursuant to the OECD Guidelines for Multinational Enterprises. (OECD, 2011, available at http://www.oecd.org/daf/inv/mne/48004323.pdf). In the United States, the State Department’s Office of the U.S. National Contact Point provides mediation of specific instances of human rights violations through the U.S. Federal Mediation and Conciliation Service. (“Specific Instance Process,” Office of the U.S. National Contact Point, U.S. Department of State, available at http://www.state.gov/e/eb/oecd/usncp/specificinstance/
index.htm).

Participation in the National Contact Point mediation process is voluntary and does not mean that the Company will be bound by the outcome of mediation. By agreeing to participate in National Contact Point mediation, our Company can affirmatively signal its commitment to remedy human rights violations should they arise in the future.

The Board recommends a vote AGAINST this proposal.

As the proposal itself acknowledges, we strive to act in accordance with the United Nations’ “Protect, Respect, and Remedy” Framework and its Guiding Principles. Our policies and practices are also consistent with the International Labor Organization’s declaration of fundamental principles and rights at work, and other internationally recognized standards, and are disclosed on our website.1

Specific commitments are currently embodied in our Code of Conduct (Guidebook for Success).2 The Code of Conduct sets forth important policies that all PMI employees are expected to know and follow, and it applies to all areas of our business, including business relationships. The Code also includes our Global Employment Policy, which implements our commitment to the international labor standards referenced in the proposal, namely the ILO’s four Fundamental Principles and Rights at Work. Our policy includes specific principles and practices to maintain a workplace free from discrimination, harassment, workplace violence, child labor, and forced labor. It also reflects the rights of our employees to join, or not to join, trade unions and representative organizations of their own choice, and encourages an effective dialogue with our employees.

We have established effective remedies to address any alleged violations of our policies that might arise. Our Human Resources teams are responsible for ensuring compliance with our employment policies. We have in place internal mechanisms and an independently operated and confidential compliance helpline to investigate alleged violations. Our Corporate Audit and Internal Controls departments regularly monitor and audit compliance with the Code of Conduct and our employment policies.

This proposal focuses on potential violations of the rights of farmworkers who are not employed by the Company or its suppliers. In this regard, it is important to recognize that since 2011 we have implemented a comprehensive Agricultural Labor Practices program throughout our tobacco growing supply chain that includes policy, due diligence and remediation elements broadly consistent with the U.N.’s Guiding Principles. Our ALP Code3 sets high standards based on the ILO Declaration on Fundamental Principles and Rights at Work. Implementation of the ALP program is mandatory for all our suppliers. The ALP program applies to all farms from which we obtain tobacco, and compliance is mandated by our contractual arrangements worldwide.

We diligently monitor and enforce compliance with our ALP program. We have trained more than 3,500 field staff who have reached approximately 450,000 contracted farms in more than 30 countries. We have installed a robust monitoring system that gathers detailed information on a farm-by-farm basis that is used to identify and address issues systematically. We have implemented country-specific external assessments conducted by an independent third-party to evaluate the effectiveness of the ALP program and the working and living conditions of farmworkers. These assessments also include our suppliers’ plans and commitments to improve conditions on farms. Our level of commitment to

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transparency is unmatched, with full disclosure of these external assessments on our website,4 as well as detailed progress reports on the implementation of the program worldwide. To date, we have issued three progress reports,5 most recently in the first quarter of 2016.

PMI’s affiliates and suppliers continue to work, either through independent third-parties or multi-stakeholder initiatives, to ensure worker access to a fair, transparent, and anonymous grievance mechanism. These efforts involve non-governmental organizations, government bodies, unions, farmer associations, local authorities, and other community members. Locally tailored mechanisms are being implemented or supported in 14 countries, allowing workers and farmers to resolve their grievances. In the United States, we took a leadership role in the creation of a multi-stakeholder initiative to address labor and human rights within the tobacco growing supply chain, which includes workers’ representatives, tobacco farmer associations, manufacturers, leaf buying companies, non-governmental organizations and the U.S. Department of Labor. We have worked to establish an industry-wide grievance mechanism to ensure that farmworkers have an independent and trustworthy avenue to raise concerns.

Our approach is to work collaboratively and transparently with all stakeholders and, where needed, to verify alleged human rights violations and to implement remedial steps. Consistent with the U.N.’s Guiding Principles, we recognize the importance of both judicial and non-judicial grievance mechanisms in mediating and resolving human rights disputes, including those offered by the United States National Contact Point for the OECD Guidelines for Multinational Enterprises in its Specific Instance process.

The proposal urges the Company to commit in advance to non-binding mediation of any allegations of human rights abuse. We do not share the AFL-CIO’s view that committing to mediation would meaningfully contribute to our present efforts.

Our efforts have earned significant support. The United States Department of Labor recently recognized our enforcement of a “rigorous child labor policy on all U.S. farms.” Human Rights Watch has also acknowledged us for having “the most detailed and protective set of policies and procedures, including training and policy guidance on child labor and other labor issues which [we are] implementing in [our] global supply chain.” The Bureau of International Labor Affairs of the United States Department of Labor removed Kazakhstan tobacco from its List of Goods Produced by Child Labor or Forced Labor and, more recently, featured our ALP program and our partnership with Verité as an example of “leadership and good practice.”

We are also involved in industry-wide and internationally recognized human rights initiatives, reflecting both our strong commitment to eliminating labor abuses in tobacco growing and to collaborate with all relevant stakeholders, such as the Eliminating Child Labor in Tobacco Foundation and the ILO’s Child Labor Platform.

Finally, in 2015, PMI reaffirmed its respect for human rights and became a signatory to the United Nations Global Compact and its principles on human rights, labor, environment and anti-corruption.

In light of these significant commitments, efforts and results, we believe this proposal is unnecessary and contrary to shareholder interests.

[1]	How we operate: http://www.pmi.com/eng/about_us/ how_we_operate/pages/how_we_operate.aspx
Compliance: http://www.pmi.com/eng/about_us/how_we_operate/ compliance/pages/compliance.aspx
[2]	http://www.pmi.com/eng/about_us/how_we_operate/compliance/ pages/code_of_conduct.aspx
[3]	http://www.pmi.com/eng/sustainability/good_agricultural_practices/ agricultural_labor_practices/pages/agricultural_labor_practices.aspx
[4]	http://www.pmi.com/eng/sustainability/good_agricultural_practices/ agricultural_labor_practices/Pages/external_monitoring-.aspx
[5]	http://www.pmi.com/eng/sustainability/good_agricultural_practices/ agricultural_labor_practices/Pages/external_monitoring-.aspx

http://www.pmi.com/eng/media_center/company_statements/ documents/PMI_ALP_Progress_Report_2012.pdf and http://www.pmi.com/eng/media_center/Documents/ PMI_Progress_Report_FINAL_not_watermarked_low_res_0328.pdf

Therefore, the Board urges shareholders to vote AGAINST the proposal.

68 • PMI 2016 Proxy Statement

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

The Board has adopted a policy, which is available on the Company’s website at www.pmi.com/governance, that requires our executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000; (ii) the Company is, was or is proposed to be a participant; and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). The Corporate Secretary, in consultation with outside counsel, to the extent appropriate, shall determine whether a potential transaction with a Related Person constitutes a Related Person Transaction requiring review under the policy (including whether the Company or the Related Person has a material interest, based on a review of all facts and circumstances). If the Corporate Secretary determines that the proposed transaction constitutes a Related Person Transaction or it would be beneficial to further review the transaction, then, in either case, the transaction will be referred to the Chief Executive Officer or the Nominating and Corporate Governance Committee of the Board. In deciding whether to approve or ratify the Related Person Transaction, the reviewer is required to consider all relevant facts and circumstances. Based on the review of such facts and circumstances, the reviewer will approve, ratify or disapprove the Related Person Transaction. The reviewer will approve or ratify a Related Person Transaction only if it is determined that the transaction is not opposed to the best interests of the

Company. All determinations by the CEO and Corporate Secretary must be reported to the Committee at its next meeting.

In addition to this policy, the Code of Business Conduct and Ethics for Directors (the “Director Code”), which is available on our website at www.pmi.com/governance, has specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively; and (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company.

Similarly, our policies require all officers and employees of the Company to avoid situations where the officer’s or employee’s personal, financial or political activities have the potential of interfering with his or her loyalty and objectivity to the Company.

PMI 2016 Proxy Statement • 69

AVAILABILITY OF REPORTS, OTHER MATTERS AND 2017 ANNUAL MEETING

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, are available without charge to shareholders upon written request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017-5579. You may review the Company’s filings with the U.S. Securities and Exchange Commission by visiting our website at www.pmi.com/investors. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by us. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. We will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

2017 ANNUAL MEETING

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. Our by-laws set forth the procedures a shareholder must follow to nominate directors or to bring other business before shareholder meetings. For a shareholder to nominate a candidate for director at the 2017 Annual Meeting, presently anticipated to be held on May 3, 2017, notice of the nomination must be received by the Company between October 26 and November 25, 2016. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s conclusion. For a shareholder to bring other matters before the 2017 Annual Meeting and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company between October 26 and November 25, 2016. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is 120 Park Avenue, New York, New York 10017-5579. Any shareholder desiring a copy of the Company’s by-laws (which are posted on our website at www.pmi.com/governance) will be furnished one without charge upon written request to the Corporate Secretary.

Jerry Whitson

Deputy General Counsel and Corporate Secretary

March 24, 2016

70 • PMI 2016 Proxy Statement

EXHIBIT A: QUESTIONS & ANSWERS

1.	WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. André Calantzopoulos, Louis C. Camilleri and Jerry Whitson have each been designated as proxies for the 2016 Annual Meeting of Shareholders.

2.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date for the 2016 Annual Meeting of Shareholders is March 11, 2016. The Record Date is established by the Board of Directors as required by Virginia law. Shareholders of record (registered shareholders and street name holders) at the close of business on the Record Date are entitled to:

a)	receive notice of the meeting; and

b)	vote at the meeting and any adjournments or postponements of the meeting.

3.	WHAT IS THE DIFFERENCE BETWEEN A REGISTERED SHAREHOLDER AND A SHAREHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered shareholder.

If your shares of stock are held for you in the name of a broker or bank, then your shares are held in street name. The organization holding your shares of stock is considered the shareholder of record for purposes of voting at the Annual Meeting. The answer to Question 16 describes brokers’ discretionary voting authority and when your broker or bank is permitted to vote your shares of stock without instruction from you.

4.	HOW DO I OBTAIN ADMISSION TO THE MEETING?

To obtain admission to the meeting, you must have an admission ticket. Because seating is limited, you may bring only one immediate family member as a guest. In addition, all meeting attendees must present government-issued photographic identification at the meeting. Please submit your request for an admission ticket by Friday, April 15, 2016, by sending an e-mail to asmticket@pmi.com or by mailing or faxing a request to the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017-5579; facsimile: 1-877-744-5412 (from within the United States) or 1-212-687-3188 (from outside the United States). Please include the following information with your ticket request:

a)	your name and mailing address;

b)	whether you need special assistance at the meeting;

c)	the name of your immediate family member, if one will accompany you; and

d)

if your shares are held for you in the name of your broker or bank, evidence of your stock ownership (such as a letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of March 11, 2016.

5.	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

a)

In Writing: All shareholders of record can vote by mailing their completed and signed proxy card (in the case of registered shareholders) or their completed and signed voting instruction form (in the case of street name holders).

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EXHIBIT A: QUESTIONS & ANSWERS

b)

By Telephone and Internet Proxy: All shareholders of record also can vote their shares of common stock by touch-tone telephone using the telephone number on the proxy card, or by Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or Internet if their brokers or banks make those methods available. If that is the case, each broker or bank will enclose instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 3, 2016.

c)	In Person: All shareholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

6.	HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

a)	giving written notice to the Corporate Secretary of the Company;

b)	delivering a later-dated proxy; or

c)	voting in person at the meeting.

7.	ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We have established and will maintain a practice of holding the votes of individual shareholders in confidence except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

8.	WHAT ARE THE CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

Shareholders may:

a)	vote in favor of a nominee;

b)	vote against a nominee; or

c)	abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast, which will occur if the number of votes cast “FOR” a director nominee exceeds the number of votes “AGAINST” that nominee. See “Election of Directors — Majority Vote Standard in Uncontested Elections” on page 18.

The Board recommends a vote “FOR” all of the nominees.

72 • PMI 2016 Proxy Statement

EXHIBIT A: QUESTIONS & ANSWERS

9.	WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS SA AS THE COMPANY’S INDEPENDENT AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

Shareholders may:

a)	vote in favor of the ratification;

b)	vote against the ratification; or

c)	abstain from voting on the ratification.

The selection of the independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

10.	WHAT ARE THE CHOICES WHEN VOTING ON THE ADVISORY SAY-ON-PAY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS?

Shareholders may:

a)	vote in favor of the resolution;

b)	vote against the resolution; or

c)	abstain from voting on the resolution.

The resolution will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this resolution.

The advisory vote on this matter is non-binding. However, the Board of Directors and the Compensation and Leadership Development Committee value the opinions of our shareholders and will consider the outcome of the vote when making future executive compensation decisions.

11.	WHAT ARE THE CHOICES WHEN VOTING ON EACH SHAREHOLDER PROPOSAL PROPERLY PRESENTED AT THE MEETING, AND WHAT VOTE IS NEEDED TO APPROVE ANY OF THE SHAREHOLDER PROPOSALS?

A separate vote will be held on each shareholder proposal that is properly presented at the meeting. When voting on each of the proposals, shareholders may:

a)	vote in favor of the proposal;

b)	vote against the proposal; or

c)	abstain from voting on the proposal.

A shareholder proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST.”

The Board recommends a vote “AGAINST” each of the shareholder proposals.

12.	WHAT IF A SHAREHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the proposal to ratify the selection of PricewaterhouseCoopers SA as the Company’s independent auditors, “FOR” the advisory say-on-pay resolution approving the compensation of our named executive officers, and “AGAINST” each of the shareholder proposals.

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EXHIBIT A: QUESTIONS & ANSWERS

13.	WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on March 11, 2016. Each share of common stock is entitled to one vote. As of March 11, 2016, the Company had 1,551,245,297 shares of common stock outstanding.

14.	HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

15.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or you can reach Computershare at 1-877-745-9350 (from within the United States or Canada) or 1-781-575-4310 (from outside the United States or Canada), or via e-mail at pmi@computershare.com.

16.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you are a street name holder of shares, you should have received a voting instruction form with the proxy statement sent from your broker or bank. Your shares held in street name may be voted only on certain “routine” matters when you do not provide your broker or bank with voting instructions. For example, the ratification of the selection of PricewaterhouseCoopers SA as independent auditors of the Company is considered a “routine” matter for which brokers or banks may vote uninstructed shares. When a proposal is not a “routine” matter (such as the election of director nominees, say-on-pay advisory votes and shareholder proposals) and the broker or bank has not received voting instructions from the street name holder with respect to that proposal, that broker or bank cannot vote the shares on that proposal. This is called a broker non-vote. Therefore, it is important that you provide instructions to your broker or bank with respect to your vote on these “non-routine” matters.

17.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

18.	MAY SHAREHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. The Chairman will answer shareholders’ questions of general interest during a designated portion of the meeting. In order to provide an opportunity for everyone who wishes to speak, shareholders will be limited to two minutes. Shareholders may speak a second time only after all others who wish to speak have had their turn. When speaking, shareholders must direct questions and comments to the Chairman and confine their remarks to matters that relate directly to the business of the meeting.

19.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 11, 2016, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker, bank or other agent (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

74 • PMI 2016 Proxy Statement

EXHIBIT B: RECONCILIATIONS

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments to Net Revenues for the Impact of Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions	% Change in Reported Net Revenues excluding Excise Taxes
							Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
2015 Reconciliation:
European Union	$26,563	$18,495	$8,068	$(1,503)	$11	$9,560	(11.8)%	4.6%	4.5%
EEMA	18,328	10,964	7,364	(1,835)	1	9,198	(14.5)%	6.8%	6.8%
Asia	19,469	11,266	8,203	(875)	-	9,078	(6.0)%	4.0%	4.0%
Latin America & Canada	9,548	6,389	3,159	(505)	4	3,660	(3.6)%	11.8%	11.7%

Total	$73,908	$47,114	$26,794	$(4,718)	$16	$31,496	(10.0)%	5.9%	5.8%

2014 Reconciliation:
European Union	$30,517	$21,370	$9,147
EEMA	20,469	11,855	8,614
Asia	19,255	10,527	8,728
Latin America & Canada	9,865	6,587	3,278

Total	$80,106	$50,339	$29,767

Adjustments to Operating Companies Income for the Impact of Currency and Acquisitions For the Years Ended December 31, ($ in millions) (Unaudited)
	Reported Operating Companies Income			Less Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions	% Change in Reported Operating Companies Income
							Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
2015 Reconciliation:
European Union	$3,576			$(857)	$(2)	$4,435	(6.3)%	16.2%	16.3%
EEMA	3,425			(938)	(1)	4,364	(15.1)%	8.2%	8.2%
Asia	2,886			(388)	-	3,274	(9.4)%	2.7%	2.7%
Latin America & Canada	1,085			(210)	3	1,292	5.3%	25.7%	25.4%

Total	$10,972			$(2,393)	$-	$13,365	(9.1)%	10.8%	10.8%

2014 Reconciliation:
European Union	$3,815
EEMA	4,033
Asia	3,187
Latin America & Canada	1,030

Total	$12,065

PMI 2016 Proxy Statement • 75

EXHIBIT B: RECONCILIATIONS

Reconciliation of Operating Companies Income to Operating Income

For the Years Ended December 31,

($ in millions)

(Unaudited)

	2015	2014	% Change
Operating companies income	$10,972	$12,065	(9.1)%
Amortization of intangibles	(82)	(93)
General corporate expenses	(162)	(165)
Equity (income)/loss in unconsolidated subsidiaries, net	(105)	(105)

Operating income	$10,623	$11,702	(9.2)%

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income,

excluding Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions	% Change in Adjusted Operating Companies Income
							Adjusted	Adjusted excluding Currency & Acquisitions
2015 Reconciliation:
European Union	$3,576	$(68)	$3,644	$(857)	$(2)	$4,503	(15.4)%	4.6%
EEMA	3,425	-	3,425	(938)	(1)	4,364	(15.1)%	8.2%
Asia	2,886	-	2,886	(388)	-	3,274	(10.4)%	1.6%
Latin America & Canada	1,085	-	1,085	(210)	3	1,292	4.5%	24.5%

Total	$10,972	$(68)	$11,040	$(2,393)	$-	$13,433	(12.4)%	6.6%

2014 Reconciliation:
European Union	$3,815	$(490)	$4,305
EEMA	4,033	(2)	4,035
Asia	3,187	(35)	3,222
Latin America & Canada	1,030	(8)	1,038

Total	$12,065	$(535)	$12,600

76 • PMI 2016 Proxy Statement

EXHIBIT B: RECONCILIATIONS

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS

and Adjusted Diluted EPS, excluding Currency

For the Years Ended December 31,

(Unaudited)

	2015	2014	% Change
Reported Diluted EPS	$4.42	$4.76	(7.1)%
Adjustments:
Asset impairment and exit costs	0.03	0.26
Tax items	(0.03)	-

Adjusted Diluted EPS	$4.42	$5.02	(12.0)%
Less:
Currency impact	(1.20)

Adjusted Diluted EPS, excluding Currency	$5.62	$5.02	12.0%

Reconciliation of Operating Cash Flow to Free Cash Flow, and

Free Cash Flow, excluding Currency

For the Years Ended December 31,

($ in millions)

(Unaudited)

	2015	2014	% Change
Net cash provided by operating activities (operating cash flow)	$7,865	$7,739	1.6%
Less:
Capital expenditures	960	1,153

Free cash flow	$6,905	$6,586	4.8%
Less:
Currency impact	(1,996)

Free cash flow, excluding currency	$8,901	$6,586	35.2%

PMI 2016 Proxy Statement • 77

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 4, 2016

AND PROXY STATEMENT

Printed on Recycled Paper

MR A SAMPLE

DESIGNATION (IF ANY)

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You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 3, 2016.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

•	Go to www.investorvote.com/pm; or
•	Scan the QR code with your smartphone.
•	Follow the steps outlined on the secure Web site.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories & Canada on a touch-tone telephone.
•	Outside USA, U.S. territories & Canada, call 1-781-575-2300 on a touch-tone telephone.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown

in this example. Please do not write outside the designated areas.

  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.

The Board of Directors recommends a vote FOR:

+

1.

Election of Directors:

For

Against

Abstain

For

Against

Abstain

For

Against

Abstain

01 - Harold Brown

06 - Jun Makihara

11 - Robert B. Polet

02 - André Calantzopoulos

07 - Sergio Marchionne

12 - Stephen M. Wolf

03 - Louis C. Camilleri

08 - Kalpana Morparia

04 - Werner Geissler

09 - Lucio A. Noto

05 - Jennifer Li

10 - Frederik Paulsen

The Board of Directors recommends a vote FOR:

The Board of Directors recommends a vote AGAINST:

For    Against     Abstain

For

Against

Abstain

2. Ratification of the Selection of Independent Auditors

4.   Shareholder Proposal 1 — Human Rights Policy

3. Advisory Vote Approving Executive Compensation

5.   Shareholder Proposal 2 — Mediation of Alleged Human Rights Violations

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

INSERT GRAPHICS

PHILIP MORRIS INTERNATIONAL INC. 2016 ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 4, 2016 9:00 A.M., EDT Grand Hyatt New York Empire State Ballroom, Fourth Floor 109 East 42nd Street New York, NY 10017 DIRECTIONS You may request directions by calling 1-866-713-8075. In order to attend the Meeting you must have an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to Question #4 in Exhibit A. It is important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to complete and mail this proxy card OR vote your shares over the Internet or by telephone in accordance with the instructions provided on the reverse side. Sign Up Today For Electronic Delivery If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.computershare.com/pmi. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING. q Philip Morris International Inc. Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Shareholders - May 4, 2016 André Calantzopoulos, Louis C. Camilleri and Jerry Whitson, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the Meeting, all shares of Common Stock held by the undersigned in Philip Morris International Inc. (the “Company”) at the Annual Meeting of Shareholders to be held at the Grand Hyatt New York, Empire State Ballroom, May 4, 2016, at 9:00 a.m. EDT, and at all adjournments thereof. This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR all nominees, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5. This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by April 29, 2016, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received, unless contrary to law. If you have voted by Internet or telephone, please DO NOT mail back this proxy card. THANK YOU FOR VOTING